Exhibit 2.6

ASSET PURCHASE AGREEMENT
DATED AS OF THE 31ST DAY OF MARCH, 2009
BY AND AMONG
GREEN TREE SERVICING LLC,
IRWIN UNION BANK AND TRUST COMPANY
AND
IRWIN HOME EQUITY CORPORATION

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of March 31, 2009, is made and entered into by and among Green Tree Servicing LLC, a Delaware limited liability company (“Purchaser”), Irwin Union Bank and Trust Company, an Indiana state-chartered bank (“IUBT”), and Irwin Home Equity Corporation, an Indiana corporation (“IHE” and, collectively with IUBT, “Sellers” and each, a “Seller”).
W I T N E S S E T H:
     WHEREAS, Sellers, through their national home mortgage line of business, have historically been engaged in the business of originating, securitizing and servicing mortgages and home equity loans and lines of credit (the “Business”);
     WHEREAS, IUBT, with respect to each Trust, is currently the Master Servicer under each of the Servicing Agreements (Securitization), and IHE, with respect to each Trust, is currently the Subservicer under each of the Servicing Agreements (Securitization);
     WHEREAS, (a) IUBT desires to resign as Master Servicer under each of the Servicing Agreements (Securitization) and, in connection with such resignation, to propose that Purchaser succeed it as Master Servicer and be appointed as Master Servicer under the Servicing Agreements (Securitization), (b) IHE desires to enter into the Interim-Subservicing Agreement for the purpose of providing subservicing duties until such time as the primary servicing operations are physically transferred to Purchaser’s servicing platform in accordance with the terms and conditions of this Agreement, and (c) IUBT and IHE, collectively, desire to (i) sell and assign to Purchaser the Servicing Rights and Obligations and all Files and Records relating to any item of the Servicing Rights and Obligations (except to the extent required by Law or Contract to be retained by Sellers), (ii) enter into the Subservicing Agreement (Multi-Transaction) pursuant to which Purchaser shall subservice, as Subservicer, servicing obligations under the Servicing Agreements (Primary) on which the Sellers will remain as primary servicer, (iii) enter into the Servicing Agreement (Whole Loans) pursuant to which Purchaser will service the Whole Loans and (iv) sell and assign to Purchaser the Collections Platform Assets;
     WHEREAS, concurrently with IUBT’s resignations as Master Servicer under the Servicing Agreements (Securitization), Purchaser desires to have the Indenture Trustee and Enhancer appoint it as Master Servicer under each of the Servicing Agreements (Securitization), and in connection with such appointment on the terms and subject to the conditions set forth herein, Purchaser is willing to assume all responsibilities, duties, liabilities and obligations of the Master Servicer under the Servicing Agreements (Securitization) after the Servicing Closing Date and to succeed to all rights in connection therewith;
     WHEREAS, subject to the terms and conditions herein, Purchaser desires to enter into the foregoing agreements and transactions; and
     WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in Article XII;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
AGREEMENT

ARTICLE I
PURCHASE AND SALE OF THE ASSETS
     Section 1.01. Assets.
     (a) Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Servicing Closing, Purchaser shall (and hereby does) purchase, acquire and accept from Sellers, and Sellers shall (and hereby do) sell, transfer, assign, convey and deliver to Purchaser, all of Sellers’ right, title and interest in and to the following assets of Sellers (collectively, the “Servicing Assets”), free and clear of all Encumbrances other than restrictions expressly imposed under the Servicing Agreements (Securitization):
     (i) the Servicing Rights and Obligations;
     (ii) all Files and Records relating to any item of the Servicing Rights and Obligations, except to the extent required by Law or Contract to be retained by Sellers; and
     (iii) all Proceedings existing on the Servicing Closing Date constituting ordinary course collection litigation by any Seller as servicer in respect of any loan serviced under the Servicing Agreements (Securitization).
     (b) Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Platform Closing, Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, all of Sellers’ right, title and interest in and to the following assets of Sellers (collectively, the “Collections Platform Assets” and, together with the Servicing Assets, the “Assets”), free and clear of all Encumbrances other than Permitted Encumbrances:
     (i) those assets of Sellers related to Sellers’ loan collections activities which shall be listed on Section 1.01(b) of the Platform Disclosure Schedules as and when identified by Purchaser prior to the Platform Closing; and
     (ii) all Proceedings against any third Person to the extent relating to the Collections Platform Assets and the Assumed Platform Liabilities.
     Section 1.02. Excluded Assets. Notwithstanding anything herein to the contrary, Sellers shall not hereby or otherwise sell, assign, transfer, set over, convey or deliver to

Purchaser, and Purchaser shall not hereby or otherwise acquire from Sellers, any Excluded Assets.
     Section 1.03. Assumed Liabilities.
     (a) At the Servicing Closing, subject to the terms and conditions of the Appointment and Assumption Agreements, Purchaser shall assume and agree to discharge only the Liabilities of the “Servicer” or “Master Servicer” under the Servicing Agreements (Securitization) to the extent arising after the Servicing Closing Date (collectively, the “Assumed Servicing Liabilities”).
     (b) At the Platform Closing, Purchaser shall assume and agree to discharge only the following Liabilities of Sellers (collectively, the “Assumed Platform Liabilities” and, together with the Assumed Servicing Liabilities, the “Assumed Liabilities”):
      (i) all Liabilities of Sellers related to future payment or performance under any Contracts which may be listed on Section 1.01(b) of the Platform Disclosure Schedules as and when identified by Purchaser prior to the Platform Closing, which shall be assigned to Purchaser as Collections Platform Assets, which initially accrue or arise on or after the Platform Closing Date;
      (ii) any claim or Liability relating to or arising out of a Transferred Employee’s employment on or after the Platform Closing Date and/or the terms and conditions thereto accruing on or after the date on which such Transferred Employee’s employment with Purchaser commences; and
      (iii) any Liability to the extent relating to any of the Collections Platform Assets and arising at any time on or after the Platform Closing Date.
     (c) Purchaser shall not hereby or otherwise assume, perform or be liable or responsible in any respect for any Liabilities of Sellers or any of their Affiliates, whether past, present or future, other than the Assumed Liabilities.
     (d) Purchaser shall have no obligation to fund or liability with respect to HELOC Draws, nor shall Purchaser have any obligation or liability with respect to any equity or other interest in a Trust, to fund any Variable Funding Note or Capped Funding Note. Sellers acknowledge and agree that Sellers will remain solely liable for all obligations to fund HELOC Draws on and after the Servicing Closing Date pursuant to the terms and conditions of the relevant HELOC Agreement, the relevant Servicing Agreements (Securitization) and all applicable Laws. In furtherance of the foregoing, Sellers acknowledge, affirm and agree to be bound, as “Seller,” by the section entitled “Future Advances” in Article II of each Servicing Agreement (Securitization).
     (e) Except for Liabilities that Sellers retain for their acts as Master Servicer on or prior to the Servicing Closing Date as provided herein, Sellers and Purchaser acknowledge and agree that with respect to any reference to duties and obligations of the “Master Servicer” under the pertinent Basic Document (as defined in the relevant indenture relating to each Trust), the retention and continued performance by IUBT of such duties and obligations following the Servicing Closing Date are solely related to IUBT’s role as original sponsor of the securitization transaction to which the applicable Servicing Agreement (Securitization) relates and are being retained in order to maintain the functioning of the securitization structure.  Therefore, notwithstanding IUBT’s responsibility for such duties and obligations, they do not, and shall not be construed to, provide IUBT with (i) any continuing legal, economic or other beneficial interest in the Trust or the loans held therein (except to the extent of IUBT’s interest in any such loans that relate to funding obligations giving rise to, or that constitute, Excluded Amounts), (ii) any control over such loans, or (iii) any benefit whatsoever associated with such loans (except to the extent of IUBT’s interest in any such loans that relate to funding obligations giving rise to, or that constitute, Excluded Amounts).
     Section 1.04. Subservicing Agreement (Multi-Transaction); Servicing Agreement (Whole Loans).
     (a) Upon the terms and subject to the conditions set forth in this Agreement and the Subservicing Agreement (Multi-Transaction) and on the basis of the representations, warranties, covenants and agreements contained herein and therein, at the Platform Closing, Purchaser and Sellers shall execute and deliver the Subservicing Agreement (Multi-Transaction).
     (b) Upon the terms and subject to the conditions set forth in this Agreement and the Servicing Agreement (Whole Loans) and on the basis of the representations, warranties, covenants and agreements contained herein and therein, at the Platform Closing, Purchaser and Sellers shall execute and deliver the Servicing Agreement (Whole Loans).
     Section 1.05. Purchase Price. The aggregate consideration (the “Purchase Price”) to be paid by Purchaser to Sellers for the Assets shall be payable as follows: (a) Two Million Dollars ($2,000,000), payable in full on the Servicing Closing Date by wire transfer of immediately available funds to an account designated in writing by Sellers at least two (2) Business Days prior to the Servicing Closing Date (the “Non-Contingent Payment”) and (b) following the Platform Closing Date, any Contingent Payments payable by Purchaser pursuant to the terms and provisions of the Subservicing Agreement (Multi-Transaction), as the same may be amended from time to time, as described in Section 1.06(a); provided that no such Contingent Payments shall be payable by Purchaser unless and until the Subservicing Agreement (Multi-Transaction) shall be duly executed and delivered by all parties thereto in accordance with the terms hereof and thereof.
     Section 1.06. Contingent Payments. Pursuant to and in accordance with the terms and conditions of the Subservicing Agreement (Multi-Transaction) (it being understood that this Section 1.06 provides a summary of certain terms and provisions of the Subservicing Agreement (Multi-Transaction), which summary is qualified in its entirety by reference to the terms and provisions of such agreement, as the same may be amended from time to time, and, in the event of a conflict or inconsistency between this Section 1.06 and the provisions of the Subservicing Agreement (Multi-Transaction), the provisions of the Subservicing Agreement (Multi- Transaction) shall govern and control), and subject to the provisos contained in Section 1.05(b) hereof:

     (a) Unless and until such payment obligation is earlier terminated or accelerated pursuant to the terms of the Subservicing Agreement (Multi-Transaction), during the three (3) year period commencing on the Servicing Transfer Date (the “Contingent Payout Period”), Purchaser, on a monthly basis, shall pay to Sellers an amount equal to (i) the aggregate unpaid principal balance of those loans related to the Servicing Agreements (Primary) listed on Exhibit B-1 attached hereto and incorporated herein, measured at the end of each calendar month, multiplied by (ii) 0.30% (30 basis points), and further multiplied by (iii) 1/12 (each payment a “Contingent Payment” and, collectively, the “Contingent Payments”). Each Contingent Payment shall be due and payable to Sellers on or before the tenth (10th) Business Day of each month following the end of the month for which the Contingent Payment is calculated; provided, however, in lieu of receiving any Contingent Payment from Purchaser in cash, Sellers may, upon reasonable advance notice to Purchaser, deduct the amount of such Contingent Payment from the loan servicing fees payable by Sellers to Purchaser on a monthly basis under the Subservicing Agreement (Multi-Transaction). If any month during the Contingent Payout Period is a partial month, the Contingent Payment payable by Purchaser to Seller and the loan servicing fees payable by Sellers to Purchaser for such month shall each be adjusted accordingly with the use of a stub period if necessary.
     (b) Neither Sellers nor any successor-in-interest of Sellers shall be permitted to terminate the Subservicing Agreement (Multi-Transaction) for any reason other than for cause under the terms of the Subservicing Agreement (Multi-Transaction). If prior to the three-year anniversary of the Servicing Transfer Date (i) Purchaser is terminated as a servicer or subservicer under the Subservicing Agreement (Multi-Transaction) or the Servicing Agreements (Primary) for any reason other than for cause under the terms of the applicable agreement, (ii) the applicable Seller is terminated as a servicer under any Servicing Agreement (Primary) for cause, or (iii) the loans subject to the Servicing Agreements (Primary) are deboarded for any reason other than a default by Purchaser under the applicable agreement, then Sellers shall pay to Purchaser a deboarding fee equal to $25 times the number of loans subject to the termination of Purchaser on such termination date. In the event that the Sellers terminate the Subservicing Agreement (Multi-Transaction) for cause under the terms of such agreement, neither Seller shall owe any termination fees or cost reimbursements to Purchaser.
     (c) Purchaser shall not be permitted to terminate the Subservicing Agreement (Multi-Transaction) for any reason other than for cause under the terms of the Subservicing Agreement (Multi-Transaction), subject to the Sellers’ right to cure, unless (i) Purchaser has secured a replacement servicer, acceptable to all parties having a right to approve such replacement servicer, under the applicable servicing and related agreements associated with the loans subject to the Servicing Agreements (Primary), and Purchaser has secured payment of each of the Seller’s and Purchaser’s costs of deboarding and boarding such loans at the replacement servicer, and (ii) if such termination without cause occurs prior to the three-year anniversary of the Servicing Transfer Date, Purchaser pays the Sellers all of the Contingent Payments that the Sellers would have earned during the remainder of the Contingent Payout Period had the Subservicing Agreement (Multi-

Transaction) not been terminated by Purchaser without cause, pursuant to the formula set forth in the Subservicing Agreement (Multi-Transaction) for such purpose. In the event that Purchaser terminates the Subservicing Agreement (Multi-Transaction) for cause under the terms of such agreement, Purchaser shall not owe any termination fees or cost reimbursements to Sellers, nor shall Purchaser be obligated to pay Sellers any Contingent Payments following such termination.
     (d) In the event of any third Person action that terminates either the Sellers’ right to service or Purchaser’s right to subservice the loans subject to the Servicing Agreements (Primary), and such termination is without cause, then neither the Sellers nor Purchaser shall owe any termination fees, deboarding fees, cost reimbursement or other amounts to the other, nor shall Purchaser be obligated to pay Sellers any Contingent Payment following such third Person termination.
     (e) Upon a “change of control” as set forth in the Subservicing Agreement (Multi-Transaction), Purchaser shall have the right to purchase Sellers’ servicing rights and obligations under any or all of the Servicing Agreements (Primary) and in connection therewith, to terminate the Subservicing Agreement (Multi-Transaction) as it relates, and all of Purchaser’s Contingent Payment obligations and other obligations thereunder as they relate, to such Servicing Agreements (Primary).
     Section 1.07. Accrued Servicing Fees; Unreimbursed Servicing Advances; Protective Advances.
     (a) Sellers shall hold in trust for the benefit of Purchaser, and shall pay to Purchaser in immediately available funds as soon as practicable following receipt, any and all payments and reimbursements in respect of the Servicing Assets, including, without limitation, Accrued Servicing Fees, received by Sellers after the Servicing Closing Date to the extent attributable to any time after the Servicing Closing Date. Purchaser shall hold in trust for the benefit of Sellers, and shall pay to Sellers, or their designee, in immediately available funds as soon as practicable following receipt, any and all payments and reimbursements in respect of the Servicing Assets, including, without limitation, Accrued Servicing Fees, received by Purchaser after the Servicing Closing Date to the extent attributable to any time on or before the Servicing Closing Date. For purposes of allocating the Accrued Servicing Fees with respect to any pre-Servicing Closing portion of any period that includes but ends after the Servicing Closing Date (each, a “Straddle Period”), such allocation shall be determined on a per-diem basis taking into account the number of days in the Straddle Period through and including the Servicing Closing Date and the number of days in the entire Straddle Period.
     (b) Any Advances which were made by Sellers on or prior to the Servicing Closing Date and remain outstanding following the Servicing Closing Date that are collected by Purchaser (to the extent allowable by applicable Law) after the Servicing Closing Date shall be reimbursed to Sellers, or their designee, promptly following collection by Purchaser of such Advances, and any Protective Advances (as such term is defined in the Servicing Agreements (Primary)) related to Servicing Agreements (Primary) which were made by Sellers and remain outstanding on the Servicing Transfer

Date that are collected by Purchaser (to the extent allowable by applicable Law) after the Servicing Transfer Date shall be reimbursed to Sellers, or their designee, promptly following the collection by Purchaser of such Protective Advances; provided that the sources for reimbursement of such Advances or Protective Advances, as the case may be, shall be limited to the sources provided for in the applicable Servicing Agreement (Securitization) or Servicing Agreement (Primary), as applicable.
     (c) Any Protective Advances (as such term is defined in the Subservicing Agreement (Multi-Transaction)) made by Purchaser pursuant to the Subservicing Agreement (Multi-Transaction) will be reimbursed to Purchaser in accordance with the terms and provisions of the Subservicing Agreement (Multi-Transaction).
     Section 1.08. “As Is Where Is” Transaction. Purchaser hereby acknowledges and agrees that, notwithstanding anything to the contrary herein, except as expressly set forth in this Agreement and the Related Agreements, Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to any of the Assets. Without in any way limiting the foregoing, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Assets. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the condition of all portions of the Assets and all other matters relating to or affecting any of the Assets as Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Assets, Purchaser is doing so based solely upon such independent inspections and investigations. Accordingly, except as expressly set forth in this Agreement, Purchaser will accept the Assets on the applicable Closing Date “AS IS” and “WHERE IS”.
ARTICLE II
CLOSINGS
     Section 2.01. Closing Dates. The closing of the transactions contemplated by Section 1.01(a) and Section 1.03(a) of this Agreement (the “Servicing Closing”), and the passing of title to the Servicing Assets, is taking place at the offices of Irwin Home Equity Corporation, at 12677 Alcosta Boulevard, San Ramon, California 94583, at 11:59 p.m., Pacific time, simultaneously with the execution of this Agreement by all parties on March 31, 2009 (the “Servicing Closing Date”). Unless this Agreement shall have been terminated pursuant to Article IX hereof, the closing of the transactions contemplated by Section 1.01(b), Section 1.03(b) and Section 1.04 of this Agreement (the “Platform Closing” and, collectively with the Servicing Closing, the “Closings”) shall take place at 10:00 a.m., New York, New York time, on the first Business Day of the calendar month following the date on which the conditions set forth in Section 3.01 and Section 3.02 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Platform Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and/or on such other date as may be mutually agreed to by the parties (the “Platform Closing Date” and, together with the Servicing Closing Date, the “Closing Dates”). The Platform Closing shall be deemed effective as of 12:01 a.m., Pacific time, on the Platform Closing Date. The Platform Closing shall take place at the offices of Irwin Home Equity Corporation, at 12677 Alcosta Boulevard, San Ramon, California 94583, or at such other place as may be mutually agreed to by the parties. The parties hereto acknowledge and agree that all proceedings to be taken and all documents to be executed and delivered by all parties at the applicable Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
     Section 2.02. Deliveries by Sellers.
     (a) Servicing Closing. At the Servicing Closing, Sellers shall deliver possession of all of the Servicing Assets to Purchaser, and Sellers shall deliver (or cause to be delivered) originals or copies, if specified, of the following:
      (i) to Purchaser and to each applicable Indenture Trustee, each Appointment and Assumption Agreement with respect to the Servicing Agreements (Securitization) of each Trust, in each case duly executed by each Seller that is a party thereto and each other party thereto (other than Purchaser);
      (ii) to Purchaser and to each applicable Indenture Trustee, an Effective Notice for each Appointment and Assumption Agreement identifying the Servicing Closing Date as the effective date, in each case duly executed by each Seller that is a party thereto and each other party thereto (other than Purchaser);
      (iii) to Purchaser, the Interim-Subservicing Agreement, duly executed by each Seller that is a party thereto and each other party thereto (other than Purchaser);
      (iv) to Purchaser, the HELOC Funding Account Control Agreement, duly executed by each Seller that is a party thereto and each other party thereto (other than Purchaser);
      (v) to Purchaser, copies of each material consent, waiver, authorization and approval necessary to permit the consummation of the sale of the Servicing Assets and the assumption of the Assumed Servicing Liabilities pursuant to the terms of this Agreement, including required consents and approvals listed on Section 4.03(a) of the Servicing Disclosure Schedules under the heading “Servicing Consents” (the “Seller Servicing Material Consents”);
      (vi) to Purchaser, copies of the Rating Letters delivered by each Rating Agency to each applicable Trust, Indenture Trustee and Enhancer;
      (vii) to Purchaser, a Certificate of Existence of each Seller issued by the Secretary of State of the State of Indiana, dated within two (2) Business Days of the Servicing Closing;
      (viii) to Purchaser, copies of resolutions adopted by the Board of Directors of each Seller authorizing and approving the execution and delivery of this Agreement and the Platform Closing Related Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, and, in the case of IUBT, a copy of the minutes of the Board of Directors of IUBT wherein such approval is reflected (which minutes shall be in a redacted form so as to only memorialize the discussions related to such approval) and a statement of the vote recorded in such minutes, certified to be true, complete, correct and in full force and effect by the Secretary of each Seller;
      (ix) to Purchaser, copies of the certified Articles of Incorporation of each Seller, including all amendments thereto, certified as true, complete and correct by the Secretary of such Seller, and a copy of the Bylaws of each Seller, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of such Seller;
      (x) to Purchaser, a certificate, dated as of the Servicing Closing Date, duly executed by each Seller acknowledging delivery by Purchaser of the items set forth in Section 2.03(a) of this Agreement;
      (xi) to Purchaser, a copy (either in written or electronic form) of each Servicing Agreement (Securitization), including all annexes, exhibits and schedules thereto and, to the extent not included in the foregoing, a list of all loans related to the Servicing Agreements (Securitization);
      (xii) to Purchaser, evidence that Sellers have delivered an Opinion of Counsel for each Trust requiring such an opinion with respect to the appointment of the Purchaser as Master Servicer under each Servicing Agreement (Securitization) with respect thereto;
      (xiii) to Purchaser, evidence of the full release and discharge of all Encumbrances on or relating to any of the Servicing Assets, or to which any of the Servicing Assets is subject, other than restrictions expressly imposed under the Servicing Agreements (Securitization), each in form and substance reasonably satisfactory to Purchaser;
      (xiv) to Purchaser, UCC-1 Financing Statements naming each Seller (as applicable) as seller and Purchaser or its Affiliate(s) as purchaser of the Servicing Assets governed by Article 9 of the UCC in form sufficient for filing in the State of Indiana;
      (xv) to Purchaser, the Closing Data Files for each Trust;
      (xvi) to Purchaser, an acknowledgement from the applicable Indenture Trustee and Enhancer for each Trust stating whether each Trust is in the Managed Amortization Period (as such term is defined in the related Servicing Agreements (Securitization) for each Trust);
      (xvii) to Purchaser, a written waiver (which may be included in the relevant Appointment and Assumption Agreement) duly executed by the applicable Indenture Trustee and Enhancer of each Trust stating that both the Indenture Trustee and Enhancer waive their right to declare a Servicing Default pursuant to Section 7.01(c) of the applicable Servicing Agreement (Securitization);

      (xviii) to Purchaser, a certificate of non-foreign entity status under FIRPTA, duly executed by each Seller;
      (xix) to Purchaser, a Limited Power of Attorney in the form attached hereto as Exhibit I for each Servicing Agreement (Securitization), duly executed by each Seller;
      (xx) to Purchaser, such other documents as Purchaser may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by Section 1.01(a) and Section 1.03(a) of this Agreement or any of the Servicing Closing Related Agreements.
     (b) Platform Closing. Subject to fulfillment or waiver of the conditions set forth in Section 3.01, at the Platform Closing, Sellers shall deliver possession of all of the Collections Platform Assets to Purchaser, and Sellers shall deliver (or cause to be delivered) to Purchaser originals or copies, if specified, of the following:
      (i) the Platform Bill of Sale, duly executed by each party thereto (other than Purchaser);
      (ii) the Platform Assignment and Assumption Agreement, duly executed by each party thereto (other than Purchaser);
      (iii) the Transitional Services Agreement, duly executed by each party thereto (other than Purchaser);
      (iv) the original or a copy (either in written or electronic form) of each Servicing Agreement (Primary);
      (v) the Subservicing Agreement (Multi-Transaction), duly executed by each party thereto (other than Purchaser);
      (vi) the Servicing Agreement (Whole Loans), duly executed by each party thereto (other than Purchaser);
      (vii) the Sublease or Lease, as the case may be, pursuant to Section 6.08 below, duly executed by each party thereto (other than Purchaser);
      (viii) a Certificate of Existence of each Seller issued by the Secretary of State of the State of Indiana, dated within two (2) Business Days of the Platform Closing;
      (ix) copies of each material consent, waiver, authorization and approval necessary to permit the consummation of the Platform Closing pursuant to the terms of this Agreement, and the entry into the Platform Closing Related Agreements, including any consent of the Landlord required in connection with the Lease or Sublease and any consents or approvals which may be listed on Section 4.22(a) of the Platform Disclosure Schedules (the “Seller Platform Material Consents” and together with the Seller Servicing Material Consents, the “Seller Material Consents”);

     (x) copies of resolutions adopted by the Board of Directors of each Seller authorizing and approving the execution and delivery of this Agreement and the Platform Closing Related Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, and, in the case of IUBT, a copy of the minutes of the Board of Directors of IUBT wherein such approval is reflected (which minutes shall be in a redacted form so as to only memorialize the discussions related to such approval) and a statement of the vote recorded in such minutes, certified to be true, complete, correct and in full force and effect by the Secretary of each Seller;
     (xi) a certificate, dated the Platform Closing Date, duly executed by an officer of each Seller pursuant to Sections 3.02(b) and 3.02(c) of this Agreement;
     (xii) a certificate, dated as of the Platform Closing Date, duly executed by each Seller acknowledging delivery by Purchaser of the items set forth in Section 2.03(b) of this Agreement;
     (xiii) evidence of the full release and discharge of all Encumbrances on or relating to any of the Collections Platform Assets, or to which any of the Collections Platform Assets is subject, other than Permitted Encumbrances, each in form and substance reasonably satisfactory to Purchaser;
     (xiv) UCC-1 Financing Statements naming each Seller (as applicable) as seller and Purchaser or its Affiliate(s) as purchaser of the Collections Platform Assets governed by Article 9 of the UCC in form sufficient for filing in the State of Indiana; and
     (xv) such other documents as Purchaser may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by Section 1.01(b), Section 1.03(b) and Section 1.04 of this Agreement or any of the Platform Closing Related Agreements.
     Section 2.03. Deliveries by Purchaser.
     (a) Servicing Closing. At the Servicing Closing, Purchaser shall deliver (or cause to be delivered) to Sellers originals, or copies if specified, of the following agreements, documents and other items:
     (i) the Non-Contingent Payment, payable as provided in Section 1.05(a);
     (ii) the Appointment and Assumption Agreements with respect each Servicing Agreement (Securitization) of each Trust, in each case duly executed by Purchaser;
     (iii) the Interim-Subservicing Agreement, duly executed by Purchaser;
     (iv) the HELOC Funding Account Control Agreement, duly executed by Purchaser;

     (v) copies of each material consent, waiver, authorization and approval listed in Section 5.04 of the Servicing Disclosure Schedules under the heading of “Servicing Consents” (the “Purchaser Material Consents” and, together with the Seller Material Consents the “Material Consents”);
     (vi) copies of all the resolutions adopted by the managing member of Purchaser authorizing and approving the execution and delivery of this Agreement and of the Servicing Closing Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Purchaser;
     (vii) a Certificate of Good Standing of Purchaser issued by the Secretary of State of the State of Delaware, dated within two (2) Business Days of the Servicing Closing;
     (viii) true and complete copies of the certified certificate of formation of Purchaser, including all amendments thereto, certified as true, complete and correct by the Secretary of Purchaser, and a copy of the Operating Agreement of Purchaser, as amended through the Servicing Closing Date, certified as true, complete and correct and in full force and effect by the Secretary of Purchaser;
     (ix) a certificate executed by the Secretary of Purchaser acknowledging delivery by Sellers of the items set forth in Section 2.02(a) of this Agreement; and
     (x) such other documents as Sellers may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by Section 1.01(a) and Section 1.03(a) of this Agreement or any of the Servicing Closing Related Agreements.
     (b) Platform Closing. Subject to fulfillment or waiver of the conditions set forth in Section 3.02, at the Platform Closing, Purchaser shall deliver (or cause to be delivered) to Sellers originals, or copies if specified, of the following agreements, documents and other items:
     (i) the Platform Bill of Sale, duly executed by Purchaser;
     (ii) the Platform Assignment and Assumption Agreement, duly executed by Purchaser;
     (iii) the Transitional Services Agreement, duly executed by Purchaser;
     (iv) the Subservicing Agreement (Multi-Transaction), duly executed by Purchaser;
     (v) the Servicing Agreement (Whole Loans), duly executed by Purchaser;
     (vi) the Sublease or Lease, as the case may be, pursuant to Section 6.08 below, duly executed by Purchaser;

     (vii) copies of all the resolutions adopted by the managing member of Purchaser authorizing and approving the execution and delivery of the Platform Closing Related Agreements to which it is a party and the consummation of the transactions contemplated thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Purchaser;
     (viii) a Certificate of Good Standing of Purchaser issued by the Secretary of State of the State of Delaware, dated within two (2) Business Days of the Platform Closing;
     (ix) a certificate executed by the Secretary of Purchaser acknowledging delivery by Sellers of the items set forth in Section 2.02(b) of this Agreement;
     (x) a certificate, dated the Platform Closing Date, duly executed by the an officer of Purchaser pursuant to Sections 3.01(b) and 3.01(c) of this Agreement; and
     (xi) such other documents as Sellers may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by Section 1.01(b), Section 1.03(b) and Section 1.04 of this Agreement or any of the Platform Closing Related Agreements.
ARTICLE III
CONDITIONS PRECEDENT TO PLATFORM CLOSING
     Section 3.01. Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the sale of the Collections Platform Assets hereunder and the other transactions contemplated by the Platform Closing is subject to the fulfillment, at or prior to the Platform Closing, of the following conditions, any one or more of which may be waived in writing by Sellers (in their sole and absolute discretion):
     (a) Deliveries by Purchaser. Purchaser shall have made delivery to Sellers of the items specified in Section 2.03(b).
     (b) Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in Article V hereof shall be true and correct in all material respects (except for those representations and warranties qualified as to materiality, which shall be true and correct in all respects) on and as of the Platform Closing Date as if made by Purchaser on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), and Sellers shall have received a certificate to that effect from Purchaser dated as of the Platform Closing Date.
     (c) Performance of the Obligations of Purchaser. Purchaser shall have performed, complied with or fulfilled in all material respects all of the covenants, agreements, obligations and conditions required under this Agreement and each of the Platform Closing Related Agreements to which it is a party, in each case to be performed, complied with or fulfilled by Purchaser on or prior to the Platform Closing Date, and

Sellers shall have received a certificate to that effect from Purchaser dated as of the Platform Closing Date.
     (d) Legal Proceedings. Purchaser shall not be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Platform Closing Related Agreements.
     (e) No Violation of Orders. There shall not be any preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement or any of the Platform Closing Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.
     (f) Required Approvals. There shall have been received all consents and approvals listed on Section 3.01(f) of the Platform Disclosure Schedules.
     (g) Subservicing Agreement (Multi-Transaction); Servicing Agreement (Whole Loans). Each of the Subservicing Agreement (Multi-Transaction) and the Servicing Agreement (Whole Loans) shall have been executed by all requisite parties (other than Sellers), each to be effective as of the Servicing Transfer Date, and all of the conditions precedent set forth therein to be fulfilled by Purchaser shall have been satisfied or waived.
     (h) Facility Lease. Either the Sublease or Lease, as the case may be, pursuant to Section 6.08 below, shall have been duly executed and delivered by all requisite parties (other than Sellers), to be effective as of the Platform Closing Date.
     Section 3.02. Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the purchase of the Collections Platform Assets hereunder and the other transactions contemplated by the Platform Closing is subject to the fulfillment, at or prior to the Platform Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser (in its sole and absolute discretion):
     (a) Deliveries by Sellers. Sellers shall have made delivery to Purchaser of the items specified in Section 2.02(b).
     (b) Representations and Warranties of Sellers. All representations and warranties made by Sellers set forth in Sections 4.20 — 4.33, inclusive, of this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified as to materiality, which shall be true and correct in all respects) on and as of the Platform Closing Date as if made by Sellers on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), without giving effect to any Disclosure Schedule Updates, and Purchaser shall have received a certificate to that effect from Sellers dated as of the Platform Closing Date.

     (c) Performance of the Obligations of Sellers. Each Seller shall have performed, complied with or fulfilled in all material respects all covenants, agreements, obligations and conditions required by this Agreement and each of the Platform Closing Related Agreements to which such Seller is a party, in each case to be performed, complied with or fulfilled by such Seller on or prior to the Platform Closing Date, and Purchaser shall have received a certificate to that effect from Sellers dated as of the Platform Closing Date.
     (d) Legal Proceedings. Neither Seller shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Platform Closing Related Agreements. Since the date of this Agreement, there shall not have been commenced against either Seller, or against any Affiliate of either Seller, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement.
     (e) No Violation of Orders. There shall be no preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement or any of the Platform Closing Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.
     (f) Required Approvals. There shall have been received all consents and approvals necessary to permit the consummation of the Platform Closing pursuant to the terms of this Agreement, and the entry into the Platform Closing Related Agreements, including, without limitation, the Seller Platform Material Consents.
     (g) No Platform Material Adverse Effect or Subservicing Material Adverse Effect. During the period from the date hereof to the Platform Closing Date, there shall not have been a Platform Material Adverse Effect or a Subservicing Material Adverse Effect.
     (h) Subservicing Agreement (Multi-Transaction); Servicing Agreement (Whole Loans). Each of the Subservicing Agreement (Multi-Transaction) and the Servicing Agreement (Whole Loans) shall have been executed by all requisite parties (other than Purchaser), each to be effective as of the Servicing Transfer Date, and all of the conditions precedent set forth therein to be fulfilled by Sellers shall have been satisfied or waived.
     (i) Facility Lease. Either the Sublease or Lease, as the case may be, pursuant to Section 6.08 below, shall have been duly executed and delivered by all requisite parties (other than Purchaser) to be effective as of the Platform Closing Date, and, (i) in the event Purchaser elects to enter into the Sublease, (x) all third party consents (including, without limitation, Landlord’s consent to the Sublease) which may be required as conditions precedent to the effectiveness of the Sublease pursuant to the terms thereof shall have been delivered at Sellers’ sole cost and expense in accordance with the terms of the Sublease and (y) Purchaser shall have obtained a recognition, non-disturbance or similar type agreement containing commercially reasonable terms and provisions from Landlord with respect to the Sublease and (ii) in the event Purchaser elects to enter into the Lease, to the extent necessary, the Existing Lease shall have been amended, at Sellers’ sole cost and expense, so that Landlord shall have recaptured the portion of Sellers’ existing leasehold premises at the San Ramon Facility located at 12667 Alcosta Boulevard, Building AA, which shall have been demised to Purchaser pursuant to the terms of the Lease.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers hereby jointly and severally represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in the Disclosure Schedules delivered by Sellers concurrently with the execution of this Agreement (the “Servicing Disclosure Schedules”), on the date hereof (the Servicing Closing Date), as set forth in Sections 4.01 — 4.19, inclusive, as follows:
     Section 4.01. Organization; Power. IUBT is a banking corporation duly organized and validly existing under the Laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State. IHE is a corporation duly organized and validly existing under the Laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State. Each Seller has all corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as currently conducted. Each Seller is duly qualified or authorized as a foreign corporation to transact business, and is validly existing and in good standing, in each jurisdiction in which the character of the business transacted by it or the properties owned or leased by it requires such qualification or authorization, or in which the failure to so qualify or be authorized would not reasonably be expected to have a Servicing Material Adverse Effect.
     Section 4.02. Authorization and Validity of Agreement. The execution, delivery and performance by each Seller of this Agreement and any and all Servicing Closing Related Agreements to which such Seller is a party has been authorized by all necessary corporate action on the part of such Seller. This Agreement, each of the Servicing Closing Related Agreements and each of the transactions contemplated hereby and thereby has been approved by the Board of Directors of each Seller, which approval has been reflected in the minutes of the Board of Directors of each Seller. Each Seller has the corporate power and authority to enter into, execute and deliver this Agreement and each of the Servicing Closing Related Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and each of the Servicing Closing Related Agreements to which it is a party, to perform all of its obligations under this Agreement and each of the Servicing Closing Related Agreements to which it is a party and to comply with and fulfill the terms and conditions of this Agreement and each of the Servicing Closing Related Agreements to which it is a party. This Agreement and each of the

Servicing Closing Related Agreements to which it is a party have been duly executed and delivered by each Seller and constitute such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with their respective terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
     Section 4.03. No Conflict or Violation.
     (a) The execution, delivery and performance by each Seller of this Agreement and each Servicing Closing Related Agreement to which such Seller is a party, and the consummation by each Seller of the transactions contemplated hereby and thereby, do not and shall not:
     (i) violate or conflict with any provision of the Articles of Incorporation, Bylaws or other Governing Documents of such Seller; and
     (ii) (A) violate in any respect any provision of Law applicable to such Seller or any of such Seller’s properties or assets; (B) except as set forth on Section 4.03(a) of the Servicing Disclosure Schedules, with or without the giving of due notice or lapse of time or both, violate or conflict with, or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, any Contract, Servicing License and Permit, consent order or other instrument or obligation to which such Seller is a party, or by which such Seller’s assets or properties may be bound, including any formal or informal enforcement order with the FDIC or any other bank regulator, result in the imposition of any Encumbrance on any of the Assets, or cause the maturity of any material liability, obligation or debt of such Seller secured by any of the Assets to be accelerated or increased (with or without due notice or lapse of time or both), except for such violations, breaches, defaults or Encumbrances which would not reasonably be expected to materially and adversely affect the Assets; or (C) except as set forth on Section 4.03(a) of the Servicing Disclosure Schedules, require any notice to, or filing, registration, qualification or declaration with, or consent, authorization, approval, waiver, license, order, or designation from any Governmental Entity or any other Person, including the FDIC or any other bank regulator.
     (b) No Takeover Statute is applicable to this Agreement or any Servicing Closing Related Agreement, or the transactions contemplated hereby or thereby.
     Section 4.04. Servicing Operations; Compliance with Law.
     (a) A true and correct copy of each Servicing Agreement (Securitization) has been provided to Purchaser, and none of the Servicing Agreements (Securitization) has been modified, waived or amended in any respect.
     (b) Each Seller has performed in all material respects all of its respective obligations under each Servicing Agreement (Securitization) that were required to be performed by it on or prior to the Servicing Closing Date.

     (c) Except as set forth on Section 4.04(c) of the Servicing Disclosure Schedules, no Servicer Default under any of the Servicing Agreements (Securitization), and no material breach or default by any Seller or any of its Affiliates or, to the Knowledge of each Seller, any other Person under any Servicing Agreements (Securitization) has occurred and is continuing, and, to the Knowledge of each Seller, no event that, with notice or the passage of time, would reasonably be expected to result in such a Servicer Default or material breach or default has occurred or is continuing.
     (d) Each report and officer’s certification prepared by Sellers pursuant to each Servicing Agreement (Securitization) is true and correct in all material respects.
     (e) To each Seller’s Knowledge, each loan subject to the Servicing Agreements (Securitization) was originated in compliance with all applicable Laws in all material respects.
     (f) Each Seller and each of its Affiliates has at all times performed its duties under each Servicing Agreement (Securitization) to which it is a party and has conducted and is conducting the Business (as it relates to the Servicing Agreements (Securitization)) in compliance with all applicable Laws, including, without limitation, the Finance Laws and insurance Laws, in all material respects. Each of the representations and warranties contained in each Servicing Agreement (Securitization) made by the applicable Seller party thereto was true and correct when made.
     (g) The Servicing Agreements (Securitization) set forth all of the provisions with respect to fees and other income and set forth all of the other terms and conditions of the Sellers’ rights and obligations relating to the Servicing Rights and Obligations.
     (h) The Servicing Agreements (Securitization) are in full force and effect, are valid, binding and enforceable agreements of the parties thereto and, upon the consummation of the transactions contemplated hereunder will be enforceable by Purchaser.
     (i) None of the other parties to the Servicing Agreements (Securitization) or security or debt holders of the Trusts have provided written notice to any Seller that such party will be terminating, modifying or amending a Servicing Agreement (Securitization) (or otherwise seeking to terminate, modify or amend such Seller’s benefits or rights under, any of the Servicing Agreements (Securitization), and no Seller has any Knowledge to the contrary.
     Section 4.05. Licenses and Permits. Sellers have obtained and maintained in full force and effect all Servicing Licenses and Permits that are necessary in order for the Sellers to perform their obligations under each Servicing Agreement (Securitization), as presently conducted. Sellers are in compliance in all material respects with all terms, conditions and requirements of all Servicing Licenses and Permits, and no Proceeding is pending or, to the Knowledge of any Seller, threatened relating to the revocation or limitation of any Servicing Licenses and Permits.
     Section 4.06. Litigation. Except as set forth on Section 4.06 of the Servicing

Disclosure Schedules, there are no investigations, governmental audits or Proceedings pending or, to the Knowledge of any Seller, threatened against any Seller or any its Affiliates or any of their respective properties, including the Servicing Assets, or with respect to this Agreement or any of the Servicing Closing Related Agreements, that has had or could reasonably be expected to have a Servicing Material Adverse Effect. To the Knowledge of each Seller, no event has occurred and no circumstance exists with respect to actions or omissions of any Seller or any of its Affiliates under the Servicing Agreements (Securitization) that would reasonably be expected to give rise to or serve as a basis for the commencement of such a Proceeding. There are no unsatisfied judgments of any kind against any of the Servicing Assets, and no Seller is subject to any judgment, order, decree, rule or regulation of any court or Governmental Entity that has had or could reasonably be expected to have a Servicing Material Adverse Effect. Section 4.06 of the Servicing Disclosure Schedules sets forth all material investigations, governmental audits or Proceedings pending, or to the Knowledge of any Seller, threatened against IHE or any of its properties, including any class actions.
     Section 4.07. Title to the Servicing Assets. Sellers have good, valid and marketable title in and to, and the power and authority to sell, assign, transfer, set over, convey and deliver to Purchaser as contemplated hereby, all of the Servicing Assets, free and clear of all Encumbrances, other than restrictions expressly imposed under the Servicing Agreements (Securitization). Each of the Servicing Assets, to the extent it is governed by or subject to Article 9 of the UCC, is either an “account” or a “payment intangible” or an “instrument” or a “certificated security” under Article 9 of the UCC, as applicable.
     Section 4.08. Broker’s and Finder’s Fees. Except as set forth on Section 4.08 of the Servicing Disclosure Schedules, no broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Sellers or any of their Affiliates.
     Section 4.09. Solvency. No Seller nor any of such Seller’s Affiliates is, or immediately after giving effect to the transactions contemplated by this Agreement and the Servicing Closing Related Agreements (including, but not limited to, the purchase and sale of the Servicing Assets) will be, “insolvent” within the meaning of section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law or otherwise generally unable to meet it financial obligations as they mature. In entering into this Agreement and the Servicing Closing Related Agreements and consummating the transactions contemplated herein and therein, no Seller is intending to hinder, delay or defraud any present or future creditor of such Seller.
     Section 4.10. Servicing Files and Records. Sellers have kept and maintained in all material respects complete and accurate Files and Records in connection with the Servicing Agreements (Securitization).
     Section 4.11. Certain Information and Schedules.
     (a) Section 4.11(a) of the Servicing Disclosure Schedules sets forth, as of February 28, 2009 and with respect to each Trust, the sum of (A) the Servicing Fee that would be payable to IUBT, as Master Servicer, and IHE, as Subservicer under the related

Servicing Agreements (Securitization), for the Collection Period ending immediately before such date and (B) all additional compensation to which any Seller is entitled pursuant to the Servicing Agreements (Securitization) for the period described in clause (A) of this sentence.
     (b) Section 4.11(b) of the Servicing Disclosure Schedules sets forth each Force-Placed Premium paid (or in the case of a blanket policy, allocated) by IUBT, as Master Servicer, and IHE, as Subservicer, prior to February 28, 2009, which has been earned but not reimbursed to it as of such date by the related Trust and the aggregate amount.
     Section 4.12. Conduct of Business. Except as set forth on Section 4.12 of the Servicing Disclosure Schedules, since January 1, 2008, each Seller has conducted that portion of its business that is applicable to the Servicing Agreements (Securitization) in substantially the same manner, including, without limitation, consistently with and no less stringently than such Seller’s collection and servicing criteria and other written policies in effect and carried out by such Seller as of such date.
     Section 4.13. [Intentionally left blank]
     Section 4.14. Data File Disclosure. All fields set forth on Section 4.14 of the Servicing Disclosure Schedules contained in any Closing Data Files or Post Closing Data Files delivered by any Sellers or their Affiliates pursuant to this Agreement will be complete, true and correct in all material respects (i) in the case of Closing Data Files delivered pursuant to Section 2.02(a)(xv) hereof, as of a time as close as reasonably practicable to 5:00 p.m. (New York, New York time) on the day prior to the last day of the Collection Period immediately preceding the Servicing Closing Date and (ii) in the case of Post Closing Data Files delivered pursuant to Section 6.16 hereof, as of 11:59 p.m. (New York, New York time) on the day immediately preceding the Servicing Closing Date.
     Section 4.15. No Powers of Attorney. After the Servicing Closing Date, no Seller or any of its Affiliates will have any powers of attorney or comparable delegations of authority outstanding with respect to the Servicing Rights and Obligations or the Servicing Agreements (Securitization) other than (a) any powers of attorney delivered to Purchaser pursuant to this Agreement, the Servicing Closing Related Agreements and the Platform Closing Related Agreements, and (b) any powers of attorney delivered to each Trust under the related Servicing Agreements (Securitization).
     Section 4.16. Investment Company. No Seller nor any of such Seller’s Affiliates is, or after giving effect to the transactions contemplated by this Agreement or the Servicing Closing Related Documents (including, but not limited to, the purchase and sale of the Servicing Assets), will be required to register as an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.17. Excluded Amounts. With respect to each Excluded Amount, Section 4.17 of the Servicing Disclosure Schedules accurately identifies the related serviced loan and the current outstanding principal balance of such Excluded Amount as of February 28, 2009. The information set forth in Section 4.17 of the Servicing Disclosure Schedules is, and the information contained in any Post Closing Excluded Amounts Statement delivered by any Seller to Purchaser pursuant to Section 6.18 will be, complete, true and correct in all material respects.
     Section 4.18. Unreimbursed Servicing Advances. With respect to each Unreimbursed Servicing Advance outstanding as of the date hereof, Section 4.18 of the Servicing Disclosure Schedules accurately identifies the related Trust or applicable Servicing Agreement (Securitization), the related serviced loan, the date such Unreimbursed Servicing Advance was made and the current outstanding principal balance of such Unreimbursed Servicing Advance. Each Unreimbursed Servicing Advance set forth on Section 4.18 of the Servicing Disclosure Schedules represents amounts that may be collected or reimbursed under applicable Law.
     Section 4.19. Disclaimer. Except as expressly set forth in this Article IV and any representations and warranties expressly made by Sellers in the Related Agreements to which Sellers are a party, Sellers make no representation or warranty, express or implied, at Law or in equity, and any such other representations and warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for particular purpose. Purchaser hereby acknowledges and agrees to such disclaimer and that, except as specifically set forth in this Article IV, Purchaser is purchasing the Servicing Assets on an “as is, where is” basis.
PLATFORM CLOSING DATE REPRESENTATIONS AND
WARRANTIES OF SELLERS
     In addition, Sellers hereby jointly and severally represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in the Disclosure Schedules delivered by Sellers concurrently with the execution of this Agreement, dated as of the date hereof (the “Platform Disclosure Schedules” and, together with the Servicing Disclosure Schedules, the “Disclosure Schedules”), on the date hereof and on the Platform Closing Date, as set forth in Sections 4.20 — 4.33, inclusive, as follows:
     Section 4.20. Organization; Power. IUBT is a banking corporation duly organized and validly existing under the Laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State. IHE is a corporation duly organized and validly existing under the Laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State. Each Seller has all corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as currently conducted. Each Seller is duly qualified or authorized as a foreign corporation to transact business, and is validly existing and in good standing, in each jurisdiction in which the character of the business transacted by it or the properties owned or leased by it requires such qualification or authorization, or in which the failure to so qualify or be authorized would not reasonably be expected to have a Platform Material Adverse Effect or a Subservicing Material Adverse Effect.

     Section 4.21. Authorization and Validity of Agreement. The execution, delivery and performance by each Seller of this Agreement and the execution, delivery and performance by each Seller on the Platform Closing Date of any and all Platform Closing Related Agreements to which such Seller is a party has been authorized by all necessary corporate action on the part of such Seller. This Agreement, each of the Platform Closing Related Agreements and each of the transactions contemplated hereby and thereby has been approved by the Board of Directors of each Seller, which approval has been reflected in the minutes of the Board of Directors of each Seller. Each Seller has the corporate power and authority to enter into, execute and deliver this Agreement and each of the Platform Closing Related Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and each of the Platform Closing Related Agreements to which it is a party, to perform all of its obligations under this Agreement and each of the Platform Closing Related Agreements to which it is a party and to comply with and fulfill the terms and conditions of this Agreement and each of the Platform Closing Related Agreements to which it is a party. With respect to each Seller, this Agreement has been duly and validly executed and delivered and constitutes, and each of the Platform Closing Related Agreements to which such Seller is a party, when duly executed and delivered by such Seller in accordance with this Agreement, will constitute, such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
     Section 4.22. No Conflict or Violation.
     (a) The execution, delivery and performance by each Seller of this Agreement and each Platform Closing Related Agreement to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby do not and shall not:
     (i) violate or conflict with any provision of the Articles of Incorporation, Bylaws or other Governing Documents of such Seller; and
     (ii) (A) violate in any respect any provision of Law applicable to such Seller or any of such Seller’s properties or assets; (B) except as set forth on Section 4.22(a) of the Platform Disclosure Schedules, with or without the giving of due notice or lapse of time or both, violate or conflict with, or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, any Contract, Platform License and Permit, Subservicing License and Permit, consent order or other instrument or obligation to which such Seller is a party, or by which such Seller’s assets or properties may be bound, including any formal or informal enforcement order with the FDIC or any other bank regulator, result in the imposition of any Encumbrance on any of the Assets, or cause the maturity of any material liability, obligation or debt of such Seller secured by any of the Assets to be accelerated or increased (with or without due notice or lapse of time or both), except for such violations, breaches, defaults or Encumbrances which would not reasonably be expected to materially and adversely affect the Assets; or (C) except as set forth on Section 4.22(a) of the Platform Disclosure Schedules, require any notice to, or filing, registration, qualification or declaration with, or consent, authorization, approval, waiver, license, order, or designation from any Governmental Entity or any other Person, including the FDIC or any other bank regulator.
     (b) No Takeover Statute is applicable to this Agreement or any Platform Closing Related Agreement, or the transactions contemplated hereby or thereby.
     Section 4.23. Licenses and Permits. Sellers have obtained and maintained in full force and effect all Subservicing Licenses and Permits that are necessary in order for the Sellers to perform their obligations under the Servicing Agreements (Primary), as presently conducted. Sellers are in compliance in all material respects with all terms, conditions and requirements of all Subservicing Licenses and Permits and Platform Licenses and Permits, and no Proceeding is pending or, to the Knowledge of each Seller, threatened relating to the revocation or limitation of any Subservicing Licenses and Permits or Platform Licenses and Permits.
     Section 4.24. Litigation. Except as set forth on Section 4.24 of the Platform Disclosure Schedules, there are no investigations, governmental audits or Proceedings pending or, to the Knowledge of each Seller, threatened against any Seller or any its Affiliates or any of their respective properties, including the Collections Platform Assets, or with respect to this Agreement or any of the Platform Closing Related Agreements that has had or could reasonably be expected to have a Platform Material Adverse Effect or Subservicing Material Adverse Effect, as applicable. To the Knowledge of each Seller, no event has occurred and no circumstance exists with respect to actions or omissions of any Seller or any of its Affiliates under the Servicing Agreements (Primary) that would give rise to or serve as a basis for the commencement of such action. There are no unsatisfied judgments of any kind against any of the Collections Platform Assets, and no Seller is subject to any judgment, order, decree, rule or regulation of any court or Governmental Entity that has had or could reasonably be expected to have a Platform Material Adverse Effect or a Subservicing Material Adverse Effect. Section 4.24 of the Platform Disclosure Schedules sets forth all material investigations, governmental audits or Proceedings pending, or to the Knowledge of any Seller, threatened against IHE or any of its properties, including any class actions.
     Section 4.25. Title to the Collections Platform Assets. Sellers have good, valid and marketable title in and to, and the power and authority to sell, assign, transfer, set over, convey and deliver to Purchaser as contemplated hereby, all of the Collections Platform Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances. Each of the Collections Platform Assets, to the extent it is governed by or subject to Article 9 of the UCC, is either an “account” or a “payment intangible” or an “instrument” or a “certificated security” under Article 9 of the UCC, as applicable.
     Section 4.26. Broker’s and Finder’s Fees. Except as set forth on Section 4.26 of the Platform Disclosure Schedules, no broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Sellers or any of their Affiliates.
     Section 4.27. Solvency. No Seller nor any of such Seller’s Affiliates is, or immediately after giving effect to the transactions contemplated by this Agreement and the

Platform Closing Related Agreements (including, but not limited to, the purchase and sale of the Collections Platform Assets) will be, “insolvent” within the meaning of section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law or otherwise generally unable to meet its financial obligations as they mature. In entering into this Agreement and the Platform Closing Related Agreements and consummating the transactions contemplated herein and therein, no Seller is intending to hinder, delay or defraud any present or future creditor of such Seller.
     Section 4.28. Powers of Attorney. On and after the Servicing Transfer Date, no Seller or any of its Affiliates will have any powers of attorney or comparable delegations of authority outstanding with respect to the Whole Loans or servicing rights under the Servicing Agreement (Whole Loans) other than any powers of attorney delivered to Purchaser pursuant to this Agreement, the Servicing Closing Related Agreements, the Platform Closing Related Agreements and powers of attorney for IUBT as the owner of the Whole Loans.
     Section 4.29. Employee Benefits; Employment Matters.
     (a) The Sellers have provided to Purchaser a complete and accurate list (such list, as updated pursuant to Section 6.04, the “Employee List”) of (i) each Subject Employee, and (ii) each such Subject Employee’s base compensation, incentive compensation opportunity, 2007 and 2008 bonuses, severance entitlements and current benefits.
     (b) Section 4.29 (b) of the Platform Disclosure Schedules contains a true and complete list of each Employee Benefit Plan currently maintained, sponsored in whole or in part, or contributed to by any Seller or any of its Affiliates for the benefit of any Subject Employee (collectively, the “Seller Benefit Plans”). The Sellers have made available to Purchaser a true, accurate and complete copy of each Seller Benefit Plan.
     (c) Purchaser will not, as a result of its purchase of the Assets or its assumption of the Assumed Liabilities, be subject to any Liability (including any termination liability) pursuant to, or arising under, Title IV of ERISA or otherwise with respect to any Seller Benefit Plan (including any multiemployer plan) maintained, sponsored, or contributed to by any Seller or any of its ERISA Affiliates or as to which any Seller or any of it Affiliates has any such liability.
     (d) Each Seller Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.
     (e) Each Seller Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS stating that it qualifies under Section 401(a) of the Code, and its trust is exempt from United States taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that would, individually or in the aggregate, reasonably be expected to result in the loss of such qualification or exempt status.

     (f) Neither any Seller nor any of its Affiliates is a party to any collective bargaining agreement or other labor union contract applicable to any Subject Employee, nor does any Seller have any Knowledge of any activities or proceedings of any labor union to organize any such Subject Employees.
     (g) Each Seller and its Affiliates are in compliance, in all material respects, with all applicable Laws relating to employment and employment practices, wages, hours, overtime, and terms and conditions of employment, in each case relating to any Subject Employee.
     Section 4.30. Servicing Operations; Compliance with Law.
     (a) A true and correct copy of each Servicing Agreement (Primary) has been provided to Purchaser, and none of the Servicing Agreements (Primary) has been modified, waived or amended in any respect.
     (b) Each Seller has performed in all material respects all of its respective obligations under each Servicing Agreement (Primary) that were required to be performed by it on or prior to the Platform Closing Date.
     (c) No Servicer Default under any of the Servicing Agreements (Primary), and no material breach or default by any Seller or any of its Affiliates or, to the Knowledge of any Seller, any other Person under any Servicing Agreement (Primary) has occurred and is continuing, and no event that, with notice or the passage of time, would reasonably be expected to result in such a Servicer Default or material breach or default has occurred or is continuing.
     (d) Each report and officer’s certification prepared by Sellers pursuant to each Servicing Agreement (Primary) is true and correct in all material respects.
     (e) To each Seller’s Knowledge, each loan subject to the Servicing Agreements (Primary) was originated in compliance with all applicable Laws in all material respects.
     (f) Each Seller has at all times performed its duties under each Servicing Agreement (Primary) to which it is a party in compliance with all applicable Laws in all material respects.
     (g) The Servicing Agreements (Primary) set forth all of the provisions with respect to fees and other income and set forth all of the other terms and conditions of the Sellers’ rights and obligations relating to the loans serviced thereunder.
     (h) The Servicing Agreements (Primary) are in full force and effect, are valid, binding and enforceable agreements of the parties thereto and, upon the consummation of the transactions contemplated hereunder will be enforceable by Purchaser.
     (i) None of the other parties to the Servicing Agreements (Primary) have provided written notice to any Seller that such party will be terminating, modifying or amending a Servicing Agreement (Primary) or otherwise seeking to terminate, modify or amend such Seller’s benefits or rights under, any of the Servicing Agreements (Primary), and no Seller has any knowledge to the contrary.
     (j) Each Seller and each of its Affiliates have conducted and are conducting the Business (as it relates to the Servicing Agreements (Primary) and the Whole Loans) in material compliance with all applicable Laws, including, without limitation, the Finance Laws and insurance Laws. Each of the representations and warranties contained in each Servicing Agreement (Primary) made by the applicable Seller party thereto was true and correct when made. There are no Proceedings pending or, to the Knowledge of each Seller, threatened alleging any violation of any such applicable Laws which would result in a Subservicing Material Adverse Effect.
     Section 4.31. Existing Lease. The Existing Lease is in full force and effect, is a legal, valid and binding obligation on the parties thereto, and there exists no default or event of default, or event or circumstance which, with the giving of notice or passage of time, or both, would constitute a default or event of default under the Existing Lease.
     Section 4.32. [Intentionally Left Blank]
     Section 4.33. Disclaimer. Except as expressly set forth in this Article IV and any representations and warranties expressly made by Sellers in the Related Agreements to which Sellers are a party, Sellers make no representation or warranty, express or implied, at Law or in equity, and any such other representations and warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for particular purpose. Purchaser hereby acknowledges and agrees to such disclaimer and that, except as specifically set forth in this Article IV, Purchaser is purchasing the Collections Platform Assets on an “as is, where is” basis.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Sellers on the date hereof (the Servicing Closing Date) and the Platform Closing Date as follows:
     Section 5.01. Organization; Power. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority necessary to own its properties and assets and to conduct its business as it is now conducted.
     Section 5.02. Authorization and Validity of Agreement. Purchaser has all requisite limited liability company power and authority to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and, when duly executed and delivered, each of the Related Agreements to which it is a party, and the performance of the obligations of Purchaser hereunder and thereunder, have been duly authorized by all necessary limited liability company action of Purchaser, and no other limited liability company proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement and each of the Related Agreements to which it is a party. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each of the Related Agreements to which Purchaser is a party, when duly executed and delivered by Purchaser, will constitute, Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with their respective terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
     Section 5.03. No Conflict or Violation. The execution, delivery and performance of this Agreement and, when duly executed and delivered, each of the Related Agreements to which it is a party, by Purchaser do not and shall not (a) violate or conflict with any provision of its certificate of formation, operating agreement or other Governing Documents of Purchaser, (b) violate any applicable provision of Law by which Purchaser or any of its properties or assets is bound or (c) violate or result in a material breach of, or constitute (with due notice or lapse of time or both) a material default under, any Contract to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject.
     Section 5.04. Approvals and Consents. The execution, delivery and performance by Purchaser of this Agreement and each of the Related Agreements to which it is a party do not require Purchaser to obtain the consent or approval of, or to make any filing with, any Governmental Entity or any other Person except (a) as listed on Section 5.04 of the Servicing Disclosure Schedules (which information shall be provided by Purchaser to Sellers), and (b) such consents, approvals and filings, the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the rights of Sellers hereunder or the ability of Purchaser to perform its obligations hereunder.
     Section 5.05. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser or its Affiliates.
     Section 5.06. Sufficient Funds to Close. At the applicable Closing or when otherwise due, Purchaser shall have the financial capability to consummate the transactions contemplated by this Agreement, and Purchaser understands that under the terms of this Agreement, except as set forth herein or in any of the Related Agreements, its obligations hereunder are not in any way contingent, or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing.
     Section 5.07. Due Diligence Investigation. Purchaser acknowledges that it is a sophisticated institutional investor with knowledge of and experience in assets of a type similar to the Assets and it has had the opportunity to conduct its due diligence investigation with respect to the transactions contemplated by this Agreement. Purchaser acknowledges that it has had full access to the electronic data room prepared by Seller in connection with the transactions contemplated by this Agreement.
     Section 5.08. Disclaimer. Except as expressly set forth in this Article V and any representations and warranties expressly made by Purchaser in the Related Agreements to which it is a party, Purchaser makes no representation or warranty, express or implied, at Law or in equity, and any such other representations and warranties are hereby expressly disclaimed. Sellers hereby acknowledge and agree to such disclaimer.
ARTICLE VI
ADDITIONAL COVENANTS
     Section 6.01. Access; Cooperation. Each Seller shall cooperate in good faith and provide all information Purchaser reasonably requests in order to complete the transactions contemplated by this Agreement. Between the date hereof and the Platform Closing Date, each Seller shall (a) provide Purchaser, its Affiliates, and their respective Personnel, accountants, legal counsel and representatives (collectively, the “Purchaser Group”) the right, upon reasonable advance written notice, during normal business hours, to access the books and records (including all electronic files in whatever medium or form), and to make copies thereof, and to enter upon its offices in order to inspect its records and business operations relating to the Collections Platform Assets, and (b) furnish to Purchaser such additional information concerning the Collections Platform Assets as shall be reasonably requested; provided, however, that such rights of access are to be exercised in a manner that does not unreasonably interfere with the operations of such Seller. The Purchaser Group shall hold any information it receives pursuant to this Section 6.01 as confidential and acknowledges and agrees not to use any such information except in connection with the transactions contemplated by this Agreement, and if the transactions contemplated by the Platform Closing are not consummated as a result of the termination of this Agreement pursuant to Article IX or for any reason whatsoever, the Purchaser Group shall immediately return all such information (and all copies thereof in any format) to Sellers.
     Section 6.02. Updates to Disclosure Schedules. Sellers shall deliver to Purchaser, as soon as practicable after discovery thereof, but not later than one (1) Business Day prior to the Platform Closing Date, written notice of supplemental information (other than historical financial statements of Sellers) updating the information set forth in the representations and warranties of Sellers set forth in Sections 4.20 — 4.33, inclusive, of Article IV of this Agreement (the “Disclosure Schedule Updates”). No Disclosure Schedule Updates delivered to Purchaser pursuant to this Section 6.02 shall have the effect of (a) modifying in any respect any of the representations, warranties, covenants or agreements made by the Sellers under this Agreement or (b) curing in any respect any breach by any Seller of its representations, warranties, covenants or agreements under this Agreement.
     Section 6.03. Additional Notices and Covenants. Between the date hereof and the Platform Closing Date, each party shall give all notices to any Governmental Entities and other third parties and take such other action required to be given or taken by it in connection with the transactions contemplated by the Platform Closing.
     Section 6.04. Employment Matters.
     (a) Sellers shall deliver an updated Employee List to Purchaser in the event that (i) the employment with IHE of any Subject Employee is terminated, or (ii) any individual who is not listed on the Employee List becomes a Subject Employee. Prior to the Platform Closing, Purchaser may, at its sole discretion, extend offers of employment to all or any portion of the Subject Employees; provided, however, that notwithstanding the foregoing, Purchaser hereby agrees to extend offers of employment to at least twenty-five (25) of the Subject Employees effective as of the Platform Closing. All offers of employment to be made by Purchaser pursuant to this Section 6.04(a) shall be made contingent upon and effective as of the Platform Closing. The individuals who accept such offers of employment from Purchaser are hereafter collectively referred to as the “Transferred Employees.” To the extent requested by Purchaser, Sellers shall provide Purchaser with reasonable access to each Subject Employee listed on the Employee List between the date hereof and the Platform Closing Date, and neither IUBT or IHE nor any of their Affiliates shall directly or indirectly interfere with any attempt by Purchaser to make an offer of employment to any such Subject Employee or otherwise take any action which might reasonably be expected to cause such Subject Employee to disfavor or decline any such offer of employment. The terms of the Transferred Employees’ employment shall be upon such terms and conditions as Purchaser, in its sole discretion, shall determine. Except as described in the next sentence of this Section 6.04(a), the employment of each Transferred Employee with Sellers shall be terminated, and the employment of each such Transferred Employee with Purchaser shall commence, immediately upon the Platform Closing Date. In the case of any employee who is absent from active employment and receiving workers’ compensation benefits or any such individual on short term disability or approved leave of absence, and who accepts Purchaser’s offer of employment prior to the Platform Closing, the employment of such individual with Purchaser shall commence upon the date of his or her return to active work, and such employee shall become a Transferred Employee as of such date. In the event that the employment of any Transferred Employee with the Purchaser is terminated by the Purchaser without cause (other than on account of death or disability) within one (1) year following the Platform Closing Date, Purchaser shall provide such Transferred Employee with an amount at least equal to the cash severance that would have been paid to such Transferred Employee by the Sellers had such termination occurred immediately prior to the Platform Closing Date.
     (b) Where applicable, Purchaser agrees to credit each Transferred Employee for his or her years of service with any Seller and its Affiliates before the Platform Closing Date for all purposes under each employee benefit plan to be provided by Purchaser to such Transferred Employee, to the same extent such service was recognized under a similar plan of either Seller or its Affiliates immediately prior to the Platform Closing Date, except where such service credit would result in a duplication of accrual of benefits. For purposes of this Section 6.04(b), “employee benefit plans” means any defined contribution pension plans (i.e., 401(k) savings plan), health insurance benefits (medical and dental), disability benefits, severance benefits, personal time-off and vacation, but explicitly excludes any defined benefit pension plans and any post- retirement welfare benefits plans and arrangements. Section 6.04(b) of the Platform Disclosure Schedules sets forth the years of service credited under each Seller Benefit Plan to each Subject Employee. For the avoidance of doubt, Sellers shall remain Liable for the payments of any accrued but unused vacation days not taken by a Transferred Employee prior to the Platform Closing Date and, shall, promptly following the Platform Closing Date, pay to each Transferred Employee all wages, salaries, bonuses (if any) and other compensation accrued prior to the Platform Closing Date with respect to service completed prior to the Platform Closing Date.
     Section 6.05. Conduct of Servicing Business. Except as otherwise required or permitted hereunder, Sellers jointly and severally covenant and agree with Purchaser that, during the period beginning on the date hereof and ending on the Servicing Transfer Date, unless Sellers obtain the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), each Seller shall diligently conduct that portion of the Business that is applicable to the Servicing Agreements (Primary) in substantially the same manner in which it is conducted on the date hereof, including, without limitation, consistently with practices no less stringent than Sellers’ current collection and servicing criteria and other written policies and otherwise in accordance with commercially reasonable and prudent servicing, underwriting and collection practices and shall use commercially reasonable efforts to preserve the present business organization applicable to the Servicing Agreements (Primary).
     Section 6.06. Negative Covenants of Sellers.
     (a) Unless such Seller obtains the prior written consent of Purchaser, each Seller shall not and shall cause its Affiliates not to do any of the following during the period beginning on the date hereof and ending on the Platform Closing Date:
     (i) amend its Articles of Incorporation or Bylaws in any manner that would adversely affect its ability to consummate the transactions contemplated by the Platform Closing, including entry into the Platform Closing Related Agreements;
     (ii) permit its corporate existence or any Platform License and Permit to be suspended, lapsed, revoked or modified in any way that could reasonably be expected to create a liability or obligation on the part of such Seller with respect to any of the Collections Platform Assets, the Existing Lease, the Servicing Agreements (Primary), the Whole Loans, or any agreements relating to any of the foregoing;
     (iii) amend, modify, terminate, relinquish or assign, or grant any waiver or release under or with respect to, any Collections Platform Asset, the Existing Lease, any Servicing Agreement (Primary), any Whole Loan or any agreements relating to any of the foregoing;
     (iv) violate or fail to perform any material obligation or duty imposed upon it by any Law, the Collections Platform Assets, the Existing Lease, any Servicing Agreement (Primary), any Whole Loan or any agreements relating any of the foregoing;
     (v) other than in ordinary course of business, sell, lease, license, transfer, assign, convey, pledge or otherwise dispose of or grant any security interest in any of the Collections Platform Assets (other than a Permitted Encumbrance), the Existing Lease, any Servicing Agreement (Primary) or any Whole Loan; or
     (vi) enter into any agreement to do any of the foregoing.

     (b) Each Seller covenants and agrees that it shall not, and shall cause its Affiliates not to, at any time after the date hereof, including at any time after the Servicing Transfer Date, direct, assist or participate with any other Person, to take any action to terminate the rights of Purchaser or its Affiliates under any of the Servicing Agreements (Securitization) or enter into any agreement to do the foregoing.
     Section 6.07. Negotiations. From and after the date hereof and until the Platform Closing shall have been consummated, neither Seller nor any of their respective officers, directors, employees, Affiliates, stockholders, members, representatives, agents, nor anyone acting on behalf of any of them shall directly or indirectly encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person (other than Purchaser or its representatives) concerning any sale of the Collections Platform Assets or the transfer or assignment of Sellers’ subservicing or servicing rights with respect to the Servicing Agreements (Primary) or the Whole Loans or any similar transaction involving the Collections Platform Assets, the Servicing Agreements (Primary) or the Whole Loans, to a Person other than Purchaser unless the transactions contemplated by the Platform Closing are terminated pursuant to and in accordance with Article IX hereof; provided, however, that any sale of Excluded Assets by any Seller shall not be deemed to be a violation of this Section 6.07. Sellers shall promptly notify Purchaser in writing of any inquiries or communications (whether written or oral) concerning any such transaction which any Seller shall have received or of which any Seller shall have become aware.
     Section 6.08. San Ramon, California Servicing Facility. In connection with, and as a condition to, the Platform Closing, Purchaser shall have, in its sole discretion, either (a) entered into a sublease, the terms and conditions of which shall be acceptable to Purchaser in its sole, but reasonable discretion, for a portion of Sellers’ existing leasehold premises at the San Ramon Facility located at 12667 Alcosta Boulevard, Building AA appropriate in size and layout for the use by Transferred Employees in connection with the Assets pursuant to a sublease entered into by and between Sellers, as sublandlord and Purchaser, as subtenant (the “Sublease”); or (b) entered into a direct lease, the terms and conditions of which shall be acceptable to Purchaser in its sole, but reasonable discretion, with SDC 7, a California partnership (“Landlord”), for a portion of Sellers’ existing leasehold premises at the San Ramon Facility located at 12667 Alcosta Boulevard, Building AA, or such other space that is proposed by the Landlord and that is acceptable to Purchaser, in its sole discretion, in the San Ramon Facility, in either case appropriate in size and layout for the Transferred Employees in connection with the Assets (the “Lease”). Regardless of whether Purchaser enters into the Sublease or the Lease, the fixed and additional rent and other costs for the premises to be subleased or leased by Purchaser pursuant thereto shall at all times during the term of the Sublease or the Lease (as the case may be) be no greater, on a per square foot basis, than Sellers’ then fixed and additional rent and other costs, on a per square foot basis, under the Existing Lease; provided that, in the event that pursuant to Purchaser’s Lease Purchaser’s fixed and additional rent and other costs shall at any time be less, on a per square foot basis, than Sellers’ then fixed and additional rent and other costs on a per square foot basis, Sellers shall not be required to be liable to Landlord for such shortfall.
     Section 6.09. Insurance Reimbursement. In the event Purchaser credits any Force-Placed Premium that was charged or assessed to a Mortgagor on or prior to the Servicing Closing

Date due to any cancellation of the related force-placed hazard insurance policy after the Servicing Closing Date, the Sellers shall pay Purchaser, upon receipt of an invoice and supporting documentation from Purchaser, an amount equal to such credit to the extent there is a cash reimbursement or setoff by Purchaser to the related Mortgagor, less any amounts recovered by Purchaser from other sources, including but not limited to unearned commissions; provided that the Sellers’ obligation pursuant to this Section 6.09 is subject to no change in or termination of such force-placed hazard insurance policy (as in effect on the Servicing Closing Date) having been effected by Purchaser, its Affiliates or any insurance carrier to which Purchaser or its Affiliates provides the name of the related Mortgagor.
     Section 6.10. Requested Modifications of Servicing Agreements (Securitization). Subject to Purchaser’s obtaining all necessary third party and noteholder consents and approvals to any modification, waiver or amendment to any Servicing Agreement (Securitization) or Servicing Agreement (Primary), the Sellers and their Affiliates shall consent to any modification, waiver or amendments to any Servicing Agreement (Securitization) or Servicing Agreement (Primary) reasonably requested by Purchaser or its Affiliates provided that such modification, waiver or amendment would not materially and adversely affect any Seller or its Affiliates as reasonably determined by the Sellers. Sellers and their Affiliates shall cooperate with Purchaser and shall each use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with Purchaser in doing, all things necessary to secure clarification or amendment of certain terms of the Servicing Agreements (Securitization) or Servicing Agreements (Primary), including but not limited to, such clarifications or amendments to address (a) the calculation and payment of pool level and loan level servicing fees, (b) the payment and collectability of servicing fees on liquidated loans, (c) the reimbursement of pool level and loan level liquidation expenses, and (d) obligations to fund servicer draws and advances. Subject to Seller’s obtaining all necessary third party and noteholder consents and approvals to any modification, waiver or amendment to any Servicing Agreement (Securitization) or Servicing Agreement (Primary), Purchaser and its Affiliates shall consent to any modification, waiver or amendments to any Servicing Agreement (Securitization) or Servicing Agreement (Primary) reasonably requested by any Seller or its Affiliates provided that such modification, waiver or amendment would not materially and adversely affect Purchaser or its Affiliates as reasonably determined by Purchaser.
     Section 6.11. Compliance Certifications. The Sellers shall prepare, or cause to be prepared, each Compliance Certification covering all or any portion of a time period in which any Seller was the Master Servicer, Servicer or Subservicer under any Servicing Agreement (Securitization) and deliver such Compliance Certification to Purchaser and any other requisite recipient at least three (3) Business Days prior to the deadline for delivering such Compliance Certification pursuant to the terms of the related Servicing Agreement (Securitization).
     Section 6.12. Insurance. After the Servicing Closing Date, the Servicing Assets shall cease to be insured by the Sellers’ or their Affiliates’ insurance policies, with respect to events or circumstances relating to Servicing Assets that occur after the Servicing Closing Date. With respect to events or circumstances that occurred or existed on or prior to the Servicing Closing Date that are covered by the Sellers’ or their Affiliates’ insurance policies that are in effect on or prior to the Servicing Closing Date, Purchaser may make reasonable claims under such policies and programs to the extent related to the Servicing Assets or Servicing Assumed

Liabilities and at Purchaser’s sole cost and expense. The Sellers shall take such actions as may reasonably be requested by Purchaser in connection with the tendering of such claims to the applicable insurers under such insurance policies and shall provide Purchaser with the net proceeds it realizes with respect to such claims; provided, however, that (a) Purchaser shall notify Sellers of all such coverage claims made and (b) Sellers shall not deliberately take any action or deliberately omit to take any action for the purpose of limiting Purchaser’s ability to make all claims and recover proceeds in respect hereof. The Sellers agree to cooperate with Purchaser in the administration and handling of insurance claims under this Section 6.12.
     Section 6.13. Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, Sellers and Purchaser shall cooperate reasonably with each other and shall each use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary under applicable Law to consummate the transactions contemplated hereby, including, without limitation, (a) obtaining any such necessary licenses, approvals and orders of, and making any such necessary filings with and giving any such necessary notices to, any Governmental Entity with competent jurisdiction over the transactions contemplated hereby, (b) obtaining any Material Consents, (c) resolving any investigation or inquiry into the transactions contemplated hereby and (d) unless otherwise agreed by the parties, defending any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any order entered by any Governmental Entity prohibiting or otherwise restraining the consummation of the transactions contemplated hereby. Each Seller covenants and agrees that it shall, at all times after the date hereof, cause this Agreement and each Related Agreement to which it is a party to be continuously, from the time of its respective execution, kept as, and maintained with the, minute books and other official records of such Seller and treated as minutes of such Seller’s Board of Directors.
     Section 6.14. Further Assurances. From and after the date of this Agreement, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the transactions contemplated by this Agreement and the Related Agreements.
     Section 6.15. Certain Litigation Matters. After the Servicing Closing Date or Servicing Transfer Date, as applicable, Purchaser will assume responsibility for and shall prosecute any Proceedings existing on the Servicing Closing Date or Servicing Transfer Date, as applicable, constituting ordinary course collection litigation by any Seller as servicer in respect of any loan serviced under the Servicing Agreements (Securitization) or the Servicing Agreements (Primary), and, in connection therewith, each relevant Seller and Purchaser shall as soon as practicable after the Servicing Closing Date or Servicing Transfer Date, as applicable, make such filings and take any other action required to substitute Purchaser for such Seller as a party to such litigation; provided that if any such litigation also includes, at the time of the Servicing Closing or Servicing Transfer Date, as applicable, or thereafter, counterclaims against such Seller or any of its Affiliates, such Seller shall remain a party to such litigation solely for purposes of such counterclaim and such Seller shall control the defense of such counterclaim. Each Seller and Purchaser shall cooperate and coordinate with each other in connection with both any such Proceeding being prosecuted by Purchaser and any counterclaim being defended by such Seller.
     Section 6.16. Post Closing Data Files. Sellers shall deliver the Post Closing Data Files to Purchaser within two (2) Business Days after the Servicing Closing Date.
     Section 6.17. Delivery of Original Servicing Agreements (Securitization). Sellers shall deliver to Purchaser the original of each Servicing Agreement (Securitization), including all annexes, exhibits and schedules thereto, within two (2) Business Days after the Servicing Closing Date.
     Section 6.18. Delivery of Post Closing Excluded Amounts Statement. Within thirty (30) calendar days after the Servicing Closing Date, Sellers shall deliver to Purchaser a statement (the “Post Closing Excluded Amounts Statement”) setting forth, with respect to each Excluded Amount, the current outstanding principal balance of such Excluded Amount as of March 31, 2009.
     Section 6.19. Administration Agreements. After the Servicing Closing Date, and at Sellers’ sole cost and expense, Purchaser hereby covenants and agrees to cooperate reasonably with Sellers in connection with the Sellers’ performance of those obligations required to be performed by the “Master Servicer” under each of the Administration Agreements, and Purchaser shall, in furtherance thereof: (a) furnish upon request to IUBT such servicing information; (b) provide prompt notice to IUBT upon Purchaser’s obtaining Knowledge of the occurrence of an event that requires an action under clauses 2(a)(ii) and 2(a)(vi) of Section 2 of each Administration Agreement; and (c) take such other actions as IUBT may reasonably request for the purpose of IUBT’s carrying out the duties of “Master Servicer” under each of the Administration Agreements; provided, however, that notwithstanding any obligation of the “Master Servicer” to provide documents and to provide notice with respect to the above-referenced matters set forth in Section 2 of each Administration Agreement, the parties agree that Purchaser shall not be responsible for performing any of the obligations required to be performed by the “Master Servicer” under the Administration Agreements and Sellers shall remain fully responsible for all such obligations.
     Section 6.20. Subservicing Agreement (Multi-Transaction); Servicing Agreement (Whole Loans). The parties hereby covenant and agree to negotiate in good faith in order to finalize the Subservicing Agreement (Multi-Transaction), the Servicing Agreement (Whole Loans) and the Transitional Services Agreement prior to the Outside Date. Notwithstanding any other provision of this Agreement or anything to the contrary contained herein, in no event shall any party be bound by the terms and provisions contained in the draft Subservicing Agreement (Multi-Transaction) attached hereto as Exhibit A, any current draft of the Servicing Agreement (Whole Loans), or the draft Transitional Services Agreement attached hereto as Exhibit H.
     Section 6.21. Amendments to Insurance Agreements and Servicing Agreements (Securitization). IUBT agrees that it is obligated to, and will use commercially reasonable efforts to, obtain all opinions, consents and other deliverable items necessary to accomplish the amendments contemplated by Sections 11(a) and (b) of each Appointment and Assumption Agreement and shall pay all reasonable third party expenses (including, without limitation, legal fees of the parties to the relevant Appointment and Assumption Agreement, rating agency fees (if any), consent solicitations and legal opinions) incurred in connection therewith; provided, however, that in the event that Purchaser fails to enter into the relevant Amended and Restated Servicing Agreement by the Documentation Date (as each term is defined in the relevant Appointment and Assumption Agreement) due to a failure or breach of Purchaser’s obligations set forth in Section 10(a) of the relevant Appointment and Assumption Agreement, Purchaser shall bear, and shall reimburse IUBT for, the expense associated with all opinions, consents and other deliverable items obtained by IUBT in anticipation of giving effect to the relevant Amended and Restated Servicing Agreement.
ARTICLE VII
TRANSFER OF SERVICING
     Section 7.01. Assumption of Servicing Rights and Obligations. As set forth in the Appointment and Assumption Agreements, after the Servicing Closing Date, Purchaser shall assume all Servicing Rights and Obligations, subject to the Interim-Subservicing Agreement, and on the Servicing Transfer Date, Sellers shall transfer to Purchaser, and cease performing, all Servicing Rights and Obligations. On or prior to the Servicing Transfer Date (or by such other date as may be specified in this Agreement or as may be otherwise agreed), Sellers will take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the Servicing Rights and Obligations to Purchaser, including but not limited to the following:
     (a) Notice to the Mortgagors. Sellers shall mail to each Mortgagor a letter advising the Mortgagor of the transfer of the Servicing Rights and Obligations to Purchaser. Sellers shall provide Purchaser with copies of all such related notices no later than fifteen (15) calendar days prior to the Servicing Transfer Date;
     (b) Notice to Insurance Companies. Sellers shall transmit to the applicable insurance companies and/or their agents, notification of the transfer of the Servicing Rights and Obligations to Purchaser, or its designee, and instructions to deliver all insurance statements to Purchaser, or its designee, from and after the Servicing Transfer Date. Sellers shall provide Purchaser with copies of all such notifications no later than fifteen (15) calendar days prior to the Servicing Transfer Date;
     (c) Delivery of Servicing Records. Sellers shall forward to Purchaser all Files and Records relating to the Servicing Rights and Obligations in Sellers’ possession;
     (d) Deposits and Reserves. Any escrow or other deposits or reserves held by Sellers pursuant to the Servicing Agreements (Securitization) remaining on deposit as of the Servicing Transfer Date shall be transferred to Purchaser, or a depository designated by Purchaser, by Sellers within ten (10) Business Days after the Servicing Transfer Date;
     (e) Payments Received and Disbursements Made Prior to Servicing Transfer Date. Prior to the Servicing Transfer Date, all payments received and disbursements made by Sellers shall be properly applied by Sellers to or against the account of the particular Mortgagor;

     (f) Remittance Reports. With respect to the Servicing Agreements (Securitization), on the date required in the applicable Servicing Agreement (Securitization), the Sellers shall prepare and deliver to the Indenture Trustee and each other requisite recipient for each Trust the Remittance Report due in the month in which the Servicing Closing Date occurs (covering the Closing Due Period) in accordance with the terms of the related Servicing Agreements (Securitization). Each such Remittance Report shall be substantially in the same form as the Remittance Report prepared by the Sellers for the Collection Period ending immediately preceding the Closing Due Period for the related Trust and shall include all certifications and representations to the Indenture Trustee contained on such earlier Remittance Report and such Remittance Report will not state that such reports are being prepared or provided on behalf of Purchaser or its Affiliates or words to that effect. The Sellers shall provide Purchaser a copy of each such Remittance Report on the same date the Sellers deliver such Remittance Report to the Indenture Trustee and each other requisite recipient for each Trust.
     (g) Transfer of Servicing Assets. The Sellers shall comply with any and all procedures set forth in the Servicing Agreements (Securitization) regarding the transfer of the Servicing Assets, including the transfer of any monies held in Collection Accounts or similar funds on behalf of bondholders; and
     (h) Third Party Payments. To the extent that any Seller holds monies which are owing to third parties which are non-reimbursable, such as Taxes, such Seller may retain such funds for its own account and Purchaser will receive a credit for such sum against the Purchase Price.
     Section 7.02. Payments Received and Disbursements Made After Servicing Closing Date. The amount of any monthly payments related to the Servicing Agreements (Securitization) or Servicing Agreements (Primary) received by Sellers from Mortgagors after the Servicing Transfer Date shall, prior to the one-month anniversary of the Servicing Transfer Date, be forwarded to Purchaser by wire transfer or overnight mail within two (2) Business Days of receipt, and following the one-month anniversary of the Servicing Transfer Date, be forwarded to Purchaser by wire transfer or overnight mail on a weekly basis. Sellers shall notify Purchaser of the particulars of the payment, which notification requirement shall be satisfied if Sellers forward with their payment sufficient information to permit appropriate processing of the payment by Purchaser. The collection by Purchaser or its servicing designee (including by IHE as interim servicer for Purchaser pursuant to the Interim-Subservicing Agreement) of any Advances which arose on or prior to the Servicing Closing Date shall be promptly reimbursed to Sellers, or their designee, upon such collection.
     Section 7.03. Misapplied Payments. Misapplied payments (including without limitation payments returned for insufficient funds) related to any Servicing Agreement (Securitization) or Servicing Agreement (Primary) shall be processed as follows: (i) all parties shall cooperate in correcting misapplication errors; (ii) the party receiving notice of a misapplied payment occurring prior to the Servicing Transfer Date and discovered after the Servicing

Transfer Date shall immediately notify the other party; (iii) if a misapplied payment occurring prior to the Servicing Transfer Date cannot be identified and such misapplied payment has resulted in a shortage in a custodial account or escrow account, Sellers shall be liable for the amount of such shortage and Sellers shall reimburse Purchaser for the amount of such shortage within thirty (30) calendar days after the receipt of written demand therefor from Purchaser, which demand shall provide reasonable detail of Purchaser’s calculation of such shortfall; and (iv) any wire transfer or check issued under the provisions of this Section 7.03 shall be accompanied by a statement indicating the corresponding Seller and/or Purchaser identification number and an explanation of the allocation of any such payments.
     Section 7.04. Insurance Policies. For thirty (30) calendar days after the Servicing Transfer Date, Sellers shall deliver such insurance policies or renewals and invoices as it may receive related to the Servicing Agreements (Securitization) to Purchaser within five (5) Business Days of its receipt of same, and thereafter Sellers shall exercise commercially reasonable efforts to deliver such insurance policies or renewals and invoices as it may receive related to the Servicing Agreements (Securitization) to Purchaser within a reasonable time of its receipt of same.
     Section 7.05. Assignment and Assumption of Servicing Rights and Obligations. At the Servicing Closing, IUBT shall assign to Purchaser all of the Servicing Rights and Obligations (and, to the extent such Servicing Rights and Obligations were previously delegated to IHE by contract, shall cause IHE to assign any such delegated Servicing Rights and Obligations to Purchaser), in each case in accordance with the terms of the applicable Servicing Agreement (Securitization), and Purchaser shall (subject to the Interim-Subservicing Agreement) assume and perform all such Servicing Rights and Obligations and Sellers shall cease performing all such Servicing Rights and Obligations after the Servicing Closing Date.
ARTICLE VIII
INDEMNIFICATION; SURVIVAL
     Section 8.01. Indemnification by Sellers. From and after the applicable Closing Date, subject to the applicable provisions of this Article VIII, each Seller shall, jointly and severally, reimburse, indemnify, defend, and hold harmless Purchaser and its successors, members, Personnel, representatives, Affiliates and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Indemnity Losses resulting or arising from or relating to or incurred or suffered in connection with:
     (a) any breach of any representations and warranties of any Seller set forth in Article IV hereof; provided that no indemnification obligation shall arise under this Section 8.01(a) with respect to any representations or warranties of Sellers set forth in Sections 4.20 – 4.33, inclusive, unless and until the Platform Closing occurs in accordance with the terms of this Agreement;
     (b) nonperformance, noncompliance or breach by any Seller of any covenant, obligation or agreement to be performed by any Seller under this Agreement; provided that no indemnification obligation shall arise under this Section 8.01(b) with respect to any covenant, obligation or agreement to be performed by any Seller under this

Agreement relating to the Platform Closing or the transactions contemplated thereby unless and until the Platform Closing occurs in accordance with the terms of this Agreement;
     (c) any Excluded Asset or any Excluded Liability, including any failure of any Seller to assume, pay, perform and discharge any Excluded Liability;
     (d) each Seller’s performance of its obligations under the Interim-Subservicing Agreement, except to the extent performed at the express direction of Purchaser; and
     (e) any and all Proceedings, demands, assessments, audits or judgments arising out of any of the foregoing; provided that no indemnification obligation shall arise under this Section 8.01(e) with respect to any Proceedings, demands, assessments, audits or judgments relating to the Platform Closing or the transactions contemplated thereby unless and until the Platform Closing occurs in accordance with the terms of this Agreement.
     Section 8.02. Indemnification by Purchaser. From and after the applicable Closing Date, subject to the applicable provisions of this Article VIII, Purchaser shall reimburse, indemnify, defend and hold harmless Sellers and their respective successors, shareholders, Personnel, representatives, Affiliates and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnity Losses resulting or arising from or relating to or incurred or suffered in connection with:
     (a) any breach of any representations or warranties of Purchaser set forth in Article V hereof; provided that no indemnification obligation shall arise under this Section 8.02(a) with respect to any representations or warranties of Purchaser relating to the Platform Closing or the transactions contemplated thereby unless and until the Platform Closing occurs in accordance with the terms of this Agreement;
     (b) nonperformance, noncompliance or breach by Purchaser of any covenant, obligation or agreement to be performed by Purchaser under this Agreement; provided that no indemnification obligation shall arise under this Section 8.02(b) with respect to any covenant, obligation or agreement to be performed by Purchaser under this Agreement relating to the Platform Closing or the transactions contemplated thereby unless and until the Platform Closing occurs in accordance with the terms of this Agreement;
     (c) any Assumed Liability, including any failure of Purchaser to assume, pay, perform and discharge any Assumed Liability; provided that no indemnification obligation shall arise under this Section 8.02(c) with respect to any Assumed Platform Liability unless and until the Platform Closing occurs in accordance with the terms of this Agreement;
     (d) each Seller’s performance of its obligations under the Interim-Subservicing Agreement only to the extent performed at the express direction of Purchaser;

     (e) any Liability relating to the servicing of the loans related to the Servicing Agreements (Securitization) by Purchaser or any other Person after the Servicing Closing Date; and
     (f) any and all Proceedings, demands, assessments, audits or judgments arising out of any of the foregoing; provided that no indemnification obligation shall arise under this Section 8.02(f) with respect to any Proceedings, demands, assessments, audits or judgments relating to the Platform Closing or the transactions contemplated thereby, unless and until the Platform Closing occurs in accordance with the terms of this Agreement.
     Section 8.03. Indemnification Notice; Litigation Notice. If a party entitled to indemnity pursuant to Sections 8.01 or 8.02 (the “Claimant”) receives notice or otherwise obtains knowledge that it has suffered or incurred any Indemnity Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) promptly in writing describing such Indemnity Loss in reasonable detail, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity (the “Indemnification Notice”). If any action at Law, suit in equity, arbitration or administrative action is instituted by or against a third party with respect to which the Claimant intends to claim any Liability or expense as an Indemnity Loss under this Article VIII, Claimant shall notify the Indemnifying Party in writing of such action, matter or suit promptly after the same is commenced, describing such Indemnity Loss, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity (the “Litigation Notice”) in lieu of an Indemnification Notice. Notwithstanding the foregoing, the failure to promptly deliver the Indemnification Notice or the Litigation Notice, as the case may be, shall not affect the indemnification obligations under this Article VIII except to the extent the Indemnifying Party is prejudiced or injured thereby, but in any event, the Claimant shall deliver such notice prior to the last day of the survival period for a representation, warranty, covenant or agreement that is the subject of that claim or such claim shall be forever barred. If claims for breaches of representations, warranties, covenants and agreements are timely asserted prior to the end of such survival period, then the applicable representation, warranty, covenant or agreement with respect to which such claim is based shall survive solely for the purposes of such claim after such survival period until the final resolution of such claim.
     Section 8.04. Defense of Third Person Claims. The Indemnifying Party shall have twenty (20) calendar days after receipt of the Litigation Notice to notify the Claimant that it acknowledges its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Litigation Notice and that it elects to conduct and control or assume the defense of any legal or administrative action or suit with respect to an identifiable claim (the “Election Notice”). If the Indemnifying Party gives a Disagreement Notice or does not give the foregoing Election Notice during such 20-day period, the Claimant shall have the right (but not the obligation) to defend, contest, settle or compromise such Proceeding; provided, however, that the right of the Claimant to indemnification hereunder shall not be conclusively established thereby. If the Indemnifying Party timely gives the foregoing Election Notice and provides information satisfactory to the Claimant in its reasonable discretion confirming the Indemnifying Party’s financial capacity to defend such Indemnity Loss and provide indemnification with respect to such Indemnity Loss, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably satisfactory to the Claimant and at the Indemnifying Party’s sole expense, the conduct and settlement of such action or suit, and the Claimant shall cooperate in a commercially reasonable manner with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not settle any legal proceeding without the prior written consent of the Claimant unless such settlement involves solely the payment of money and does not include any admission of wrongdoing or equitable relief, in which case the consent of the Claimant shall not be unreasonably withheld, (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne by the Claimant, except as provided in clause (c) below, (c) upon a final determination of such action or suit, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article VIII, for the full amount of any Indemnity Loss incurred by the Claimant, except for the fees and expenses of legal counsel that the Claimant incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party in good faith (which fees and expenses shall be borne by the Claimant), and (d) the Claimant shall have the right to pay or settle any such action or suit.
     Section 8.05. Disagreement Notice. If the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or the Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant (the “Disagreement Notice”) within twenty (20) calendar days of its receipt of the Indemnification Notice or the Litigation Notice, as the case may be. Any dispute regarding the Indemnification provisions of this Article VIII shall be resolved as provided for in Section 13.11.
     Section 8.06. Payment of Losses. The Indemnifying Party shall pay to the Claimant in cash the amount to which the Claimant may become entitled by reason of the provisions of this Article VIII within fifteen (15) Business Days after such amount is finally determined either by written mutual agreement of the parties, pursuant to the dispute resolution process set forth in Section 13.11, or by any other means to which the Indemnifying Party and the Claimant shall agree, or, in the case of an Indemnity Loss described in any Litigation Notice, the date on which both such amount and Claimant’s obligation to pay such amount have been determined by a final, non-appealable judgment of the trial court or administrative body having jurisdiction over such Proceeding. Notwithstanding the foregoing, any amount to which the Claimant becomes entitled by reason of the provisions of this Article VIII shall be paid by the Indemnifying Party to the Claimant in immediately available funds.
     Section 8.07. Survival; Limitations.
     (a) Survival. The representations and warranties set forth in this Agreement (and the rights to indemnification related thereto) shall survive the applicable Closing to which they relate and continue in full force and effect for a period of eighteen (18) months from the applicable Closing Date; provided, however, that claims for breaches of any representations and warranties set forth in Section 4.01, Section 4.02, Section 4.07, Section 4.08, Section 4.20, Section 4.21, Section 4.25, Section 4.26, Section 5.01, Section 5.02, or Section 5.05 shall survive the applicable Closing Date until the expiration of all applicable statute of limitations periods. All other covenants, undertakings, agreements and other obligations of the parties set forth in this Agreement (and the rights to indemnification related thereto) shall survive the applicable Closing Date until the expiration of all applicable statute of limitations periods.
          (b) Limitations on Indemnified Costs.
          (i) Notwithstanding any other provision of this Article VIII, in no event shall Sellers be liable to indemnify the Purchaser Indemnified Parties for Indemnity Losses arising under Section 8.01(a) (other than Indemnity Losses arising under Section 4.01, Section 4.02, Section 4.07, Section 4.08, Section 4.20, Section 4.21, Section 4.25 or Section 4.26, or Indemnity Losses based upon actual fraud on the part of any Seller) unless and until the aggregate amount of all such Indemnity Losses for which the Purchaser Indemnified Parties would otherwise be entitled to indemnification pursuant to this Article VIII exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Aggregate Minimum Loss”). After the Aggregate Minimum Loss is exceeded, the Purchaser Indemnified Parties shall be entitled to be paid the amount of all Indemnity Losses arising under Section 8.01(a) in excess of the Aggregate Minimum Loss, subject to the limitations on recovery and recourse set forth herein. In no event shall Sellers be liable to indemnify the Purchaser Indemnified Parties for Indemnity Losses arising under Section 8.01(a) (other than Indemnity Losses arising under Section 4.01, Section 4.02, Section 4.07, Section 4.08, Section 4.20, Section 4.21, Section 4.25 or Section 4.26, or Indemnity Losses based upon actual fraud on the part of any Seller) in the aggregate in excess of an amount equal to the Purchase Price actually paid by Purchaser (the “Cap”). Notwithstanding anything set forth herein, in no event shall the Aggregate Minimum Loss or the Cap apply to Indemnity Losses arising under Section 8.01(b), Section 8.01(c), Section 8.01(d) or Section 8.01(e) (unless, with respect to Section 8.01(e), such Indemnity Losses arising under Section 8.01(e) relate to an indemnification claim under Section 8.01(a)). Prior to and in conjunction with seeking indemnification, Purchaser hereby agrees that after becoming aware of any event that could reasonably be expected to give rise to a claim for indemnity under Section 8.01, Purchaser shall use commercially reasonable efforts to mitigate and minimize the amount of Indemnity Losses for which it may be entitled to indemnification hereunder with respect thereto; provided, however, that Purchaser shall not be required to take such mitigating actions as a precondition to Sellers’ obligation to pay a claim as required by this Article VIII or otherwise.
     (ii) Notwithstanding any other provision of this Article VIII, in no event shall Purchaser be liable to indemnify the Seller Indemnified Parties for Indemnity Losses arising under Section 8.02(a) (other than Indemnity Losses arising under Section 5.01, Section 5.02, or Section 5.05, or Indemnity Losses based upon actual fraud on the part of the Purchaser) unless and until the aggregate amount of all such Indemnity Losses for which the Seller Indemnified Parties would otherwise be entitled to indemnification pursuant to this Article VIII exceeds the Aggregate Minimum Loss. After the Aggregate Minimum Loss is exceeded, the Seller Indemnified Parties shall be entitled to be paid the amount of all Indemnity Losses arising under Section 8.02(a) in excess of the Aggregate Minimum Loss, subject to the limitations on recovery and recourse set forth herein. In no event shall Purchaser be liable to indemnify the Seller Indemnified Parties for Indemnity Losses arising under Section 8.02(a) (other than

Indemnity Losses arising under Section 5.01, Section 5.02, or Section 5.05, or Indemnity Losses based upon actual fraud on the part of Purchaser) in the aggregate in excess of an amount equal to the Cap. Notwithstanding anything set forth herein, in no event shall the Aggregate Minimum Loss or the Cap apply to Indemnity Losses arising under Section 8.02(b), Section 8.02(c), Section 8.02(d), Section 8.02(e) or Section 8.02(f) (unless, with respect to Section 8.02(f), such Indemnity Losses arising under Section 8.02(f) relate to an indemnification claim under Section 8.02(a)). Prior to and in conjunction with seeking indemnification, Sellers hereby agree that after becoming aware of any event that could reasonably be expected to give rise to a claim for indemnity under Section 8.02, Sellers shall use commercially reasonable efforts to mitigate and minimize the amount of Indemnity Losses for which they may be entitled to indemnification hereunder with respect thereto; provided, however, that Sellers shall not be required to take such mitigating actions as a precondition to Purchaser’s obligation to pay a claim as required by this Article VIII or otherwise.
     Section 8.08. Net Recovery. The amount of any Indemnity Loss for which indemnification is provided under Section 8.01 and Section 8.02 shall be net of any amounts actually received by the Claimant under insurance policies or from other unrelated third parties with respect to such Indemnity Loss (net of costs of such recovery). The Claimant shall use commercially reasonable efforts to make any and all insurance claims relating to any claim for which it is seeking indemnification under this Article VIII and to recover such other amounts from unrelated third parties with respect to such claim; provided, however, that the Claimant shall not be required to pursue such claims or amounts as a precondition to the Indemnifying Party’s obligation to pay a claim as required by this Article VIII or otherwise. If the Claimant receives any amounts under applicable insurance policies or from such unrelated third parties subsequent to an indemnification payment by the Indemnifying Party, then such Claimant shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Claimant, net of any expenses, including increased insurance premiums and deductibles, incurred by such Claimant in collecting such amount.
     Section 8.09. Sole Remedy.
     (a) Except with respect to claims for actual fraud, remedies that cannot be waived as a matter of Law, injunctive and provisional relief (including, but not limited to, pursuant to Section 13.12), and any breach of Section 10.01, (i) from and after the Servicing Closing Date, (A) the right to indemnification under this Article VIII, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto, for any actual or threatened breach of any term or provision of this Agreement relating to the Servicing Closing and (B) none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of any term or provision of this Agreement related to the Servicing Closing, and (ii) from and after the Platform Closing Date, (A) the right to indemnification under this Article VIII, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto, for any actual or threatened breach of any term or provision of this

Agreement relating to the Platform Closing and (B) none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of any term or provision of this Agreement related to the Platform Closing. Nothing in this Section 8.09 shall preclude any rights or remedies available to any party hereto under any of the Related Agreements for any breach or default of the other party under such Related Agreement; provided, however, in the event that a party hereto is entitled to indemnification as a result of facts and circumstances which constitute the breach of representations and warranties of the other party under this Agreement and any Related Agreement, such party making the indemnification claim shall only be entitled to seek indemnification under Article VIII of this Agreement, and for all purposes shall be deemed to be making such indemnification claim under Article VIII of this Agreement, and under no circumstances shall any party hereto be entitled to a double recovery for any Indemnity Losses by seeking indemnification under this Agreement and any Related Agreement.
     (b) Without limiting the generality of the foregoing, except as expressly set forth in any agreement related to any of the Servicing Assets to which either Seller is a party at the time of the Servicing Closing, in no event shall any Seller have an obligation to repurchase any loan subject to this Agreement from its current third party owner, and in no event shall Purchaser have or be entitled to any right to require either Seller to repurchase any loan subject to this Agreement as a result of a breach of any of the representations or warranties contained in Article IV or for any other reason whatsoever, it being understood that IUBT, in its capacity as originator and seller of the loans subject to this Agreement, shall remain directly obligated to such third party owners for any repurchase obligations to the extent provided in such existing agreements.
     Section 8.10. Tax Treatment of Indemnity Payments. To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the parties agree to file their Tax Returns accordingly.
     Section 8.11. Credit Risk. It is understood and agreed by the parties hereto that Purchaser is assuming the risk of deterioration subsequent to the date hereof in the credit quality of the loans subject to this Agreement, the condition (financial or otherwise) of the Mortgagors thereunder, and the value of any real property securing such loans. Accordingly, Purchaser and Sellers agree that, in the event of any claim for indemnification pursuant to Section 8.01(a), Sellers shall be responsible (subject to the terms of this Article VIII) only for the portion of any such Indemnity Loss attributable solely to a breach by Sellers of any representation or warranty without regard to any such deterioration in credit quality, the condition (financial or otherwise) of such Mortgagor, or the value of such real property. Purchaser shall have no recourse against Sellers with respect to the performance of any loan subject to the Servicing Agreements (Securitization) relating to any such deterioration.

ARTICLE IX
TERMINATION; PARTIAL PLATFORM CLOSING
     Section 9.01. Events of Termination. Notwithstanding anything in this Agreement to the contrary, the consummation of the transactions contemplated by the Platform Closing may be terminated at any time prior to completion of the Platform Closing, as follows:
     (a) by Sellers if there has been a misrepresentation or a default or breach by Purchaser with respect to Purchaser’s representations and warranties in Article V of this Agreement or Purchaser has failed to duly and timely perform any of the covenants or agreements required under this Agreement to be performed, complied with or fulfilled by Purchaser on or prior to the Platform Closing, which misrepresentation, breach or failure, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 3.01 to be satisfied and which is not cured within the earlier of (i) ten (10) days following written notice to Purchaser from Sellers thereof and (ii) the day prior to the Outside Date;
     (b) by Purchaser if there has been a misrepresentation or a default or breach by any Seller with respect to its representations and warranties in Sections 4.20 – 4.33, inclusive, of this Agreement or any Seller has failed to duly and timely perform any of the covenants or agreements required under this Agreement to be performed, complied with or fulfilled by such Seller on or prior to the Platform Closing, which misrepresentation, breach or failure, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 3.02 to be satisfied and which is not cured within the earlier of (i) ten (10) days following written notice to Sellers from Purchaser thereof and (ii) the day prior to the Outside Date;
     (c) by either Sellers or the Purchaser if the Platform Closing shall not have been consummated by the Outside Date, provided that the right to terminate pursuant to this Section 9.01(c) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Platform Closing to occur on or before such date; or
     (d) by written agreement of Sellers and Purchaser.
     Section 9.02. Effect of Termination.
     (a) In the event that the consummation of the transactions contemplated by the Platform Closing is terminated pursuant to Section 9.01, all rights and obligations of the parties with respect to the Platform Closing and the transactions contemplated thereby shall terminate without any liability of a party to the other parties; provided, however, that if such termination shall result from the willful or knowing breach of this Agreement by any party hereto, such party shall be fully liable for any and all Liabilities and damages incurred or suffered by any other party hereto as a result of any such breach; provided, further that (i) the rights and obligations of the parties set forth in this Section 9.02, Section 9.03, Section 10.01, Section 10.02, and Article XIII (except Section 13.12) of this Agreement shall survive such termination indefinitely; and (ii) the transactions consummated on the Servicing Closing Date shall not be rescinded and the sale of the Servicing Assets, and all rights and obligations of Sellers and Purchaser with respect thereto hereunder, shall remain in full force and effect.

     (b) In the event that (i) the consummation of the transactions contemplated by the Platform Closing is terminated pursuant to
Section 9.01(c), (ii) at the time of such termination, the parties have not come to a final agreement on the terms and conditions of any of the Subservicing Agreement (Multi-Transaction), the Servicing Agreement (Whole Loans) or the Transitional Servicing Agreement, (iii) at the time of such termination, all the conditions set forth in Section 9.03(b) and (c) (other than those conditions related to the execution and delivery of the Subservicing Agreement (Multi-Transaction), the Servicing Agreement (Whole Loans) or the Transitional Servicing Agreement, as applicable), have been satisfied or are capable of being satisfied or have been waived by Purchaser, and (iv) within two (2) months after such termination, any Seller or any of its Affiliates enters into an agreement with respect to, or consummates, a sale, transfer or assignment of any Seller’s subservicing or servicing rights with respect to the Servicing Agreements (Primary) or the Whole Loans or any similar transaction involving the Servicing Agreements (Primary) or the Whole Loans, then Sellers shall pay to Purchaser as promptly as possible (but in any event within two (2) Business Days) following such consummation or execution an amount equal to $300,000 plus Purchaser’s reasonable and documented out-of-pocket legal expenses incurred in connection with this Agreement and the Related Agreements, including the negotiation thereof, and the transactions contemplated by any of them, in lieu of any other remedy of Purchaser against Sellers and Sellers shall not have any further liability to Purchaser with respect to such sale, transfer or assignment of Seller’s subservicing or servicing rights with respect to the Servicing Agreements (Primary) or the Whole Loans.
     Section 9.03. Partial Platform Closing.
     (a) Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, in the event that the consummation of the transactions contemplated by the Platform Closing are terminated at any time prior to the completion of the Platform Closing pursuant to Section 9.01(b), 9.01(c) or 9.01(d) (the “Platform Termination”), and at the time of such termination the conditions set forth in Section 9.03(b) have been satisfied or waived by Purchaser (other than those conditions that by their nature are to be satisfied at the Platform Closing, but subject to the satisfaction or waiver of such conditions) and the conditions set forth in Section 9.03(c) have been satisfied or waived by Sellers (other than those conditions that by their nature are to be satisfied at the Platform Closing, but subject to the satisfaction or waiver of such conditions), then on the first Business Day of the calendar month following the date of such termination or at such other date as may be mutually agreed to by the parties (which date shall be deemed to be the Platform Closing Date) the Purchaser and Sellers shall execute, deliver and enter into the Subservicing Agreement (Multi-Transaction) and the Servicing Agreement (Whole Loans), each to be effective as of the Servicing Transfer Date, and the Transitional Services Agreement, as may be modified pursuant to the mutual agreement of the parties. Thereafter, Purchaser shall have no further rights or obligations with respect to the purchase and assumption of the Collections Platform Assets and the Assumed Platform Liabilities. Following the consummation of the transactions set forth in this Section 9.03(a) and at all times for the purposes of Section 9.03(b) and 9.03(c), all references in this Agreement to (i) “Platform Closing” shall be deemed to refer only to those transactions set forth in this Section 9.03(a), (ii) “Platform

Related Closing Agreements” shall be deemed to refer only to the Subservicing Agreement (Multi-Transaction), the Servicing Agreement (Whole Loans), and the Transitional Services Agreement, (iii) “Excluded Liabilities” shall be deemed to include the Assumed Platform Liabilities and (iv) “Excluded Assets” shall be deemed to include the Collections Platform Assets.
     (b) The obligation of Purchaser to consummate the transactions described in Section 9.03(a) is subject to the following conditions, any one or more of which may be waived by Purchaser in writing (in its sole and absolute discretion):
     (i) Sellers shall have made delivery to Purchaser of (A) the items specified in Section 2.02(b)(iii), Section 2.02(b)(iv), Section 2.02(b)(v), Section 2.02(b)(vi), Section 2.02(b)(viii), Section 2.02(b)(ix) (as applicable) and Section 2.02(b)(x) (as applicable), (B) a certificate, dated the Platform Closing Date, duly executed by an officer of each Seller pursuant to Section 9.03(b)(ii) and Section 3.02(c) of this Agreement, (C) a certificate, dated as of the Platform Closing Date, duly executed by each Seller acknowledging delivery by Purchaser of the items set forth in Section 9.03(c)(i), and (D) such other documents as Purchaser may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by Section 9.03(a) of this Agreement or any of the Platform Closing Related Agreements.
     (ii) All representations and warranties made by Sellers set forth in Sections 4.20 – 4.24, Sections 4.26-4.28, Section 4.30 and
Section 4.33, inclusive, of this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified as to materiality, which shall be true and correct in all respects) on and as of the Platform Closing Date as if made by Sellers on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), without giving effect to any Disclosure Schedule Updates, and Purchaser shall have received a certificate to that effect from Sellers dated as of the Platform Closing Date.
     (iii) The conditions set forth in Section 3.02(c), Section 3.02(d), Section 3.02(e), Section 3.02(f) (other than any consent from the Landlord), and Section 3.02(h) shall have been satisfied or waived.
     (iv) During the period from the date hereof to the Platform Closing Date, there shall not have been a Subservicing Material Adverse Effect.
     (c) The obligation of Sellers to consummate the transactions described in Section 9.03(a) is subject to the following conditions, any one or more of which may be waived by Sellers in writing (in their sole and absolute discretion):
     (i) Purchaser shall have made delivery to Sellers of (A) the items specified in Section 2.03(b)(iii), Section 2.03(b)(iv), Section 2.03(b)(v), Section 2.03(b)(vii) (as applicable) and Section 2.03(b)(viii), (B) a certificate, dated the Platform Closing Date, duly executed by an officer of Purchaser pursuant to Section 9.03(c)(ii) and Section 3.01(c)

of this Agreement, (C) a certificate, dated as of the Platform Closing Date, duly executed by Purchaser acknowledging delivery by Sellers of the items set forth in Section 9.03(b)(i), and (D) such other documents as Sellers may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by Section 9.03(a) of this Agreement or any of the Platform Closing Related Agreements.
     (ii) All representations and warranties made by Purchaser in Article V of this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified as to materiality, which shall be true and correct in all respects) on and as of the Platform Closing Date as if made by Purchaser on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), and Sellers shall have received a certificate to that effect from Purchaser dated as of the Platform Closing Date.
     (iii) The conditions set forth in Section 3.01(c), Section 3.01(d), Section 3.01(e), Section 3.01(f), and Section 3.01(g) shall have been satisfied or waived.
     (d) Upon the consummation of the transactions set forth in Section 9.03(a), the amount of each Contingent Payment shall be increased as set forth in this Section 9.03(d), and at all times for the purposes of this Agreement and the Subservicing Agreement (Multi-Transaction), the term “Contingent Payment” shall mean an amount equal to (i) the aggregate unpaid principal balance of those loans related to the Servicing Agreements (Primary) listed on Exhibit B-1 attached hereto and incorporated herein, measured at the end of each calendar month, multiplied by (ii) 0.45% (45 basis points), and further multiplied by (iii) 1/12.
ARTICLE X
RESTRICTIVE COVENANTS
     Section 10.01. Confidential Information. Each of Purchaser and each Seller agrees that, in accordance with the confidentiality agreement entered into between Purchaser and Irwin Financial Corporation dated as of May 7, 2008 (the “Confidentiality Agreement”), it shall treat in confidence and shall not use, disseminate or disclose, other than in connection with the transactions contemplated by this Agreement, all documents, materials and other information regarding the other parties to this Agreement which it obtains during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained on, prior to or following the date hereof) or the preparation of this Agreement or any of the Related Agreements (the “Confidential Information”). The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall not apply to any information which: (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other parties; (b) is known to the public and did not become so known through any violation of a legal obligation on the part of the disclosing party; (c) is later lawfully acquired by such party from other sources; (d) is required to be disclosed under the provisions of any Law, or by any stock exchange or similar body or any federal, state or provincial regulatory authority having jurisdiction over the party; or (e) is required to be disclosed by a rule or order of any court of competent jurisdiction. The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall apply regardless of whether the transactions contemplated by this Agreement actually are consummated, and the parties shall not be relieved of any obligations under this Section 10.01 in the event that the transactions contemplated by the Platform Closing are not actually consummated and/or in the event that this Agreement is terminated pursuant to Section 9.01 of this Agreement. In the event that the transactions contemplated by the Platform Closing are not consummated, each party shall immediately return and deliver any and all documents, materials and other information related to the Collections Platform Assets (and all copies thereof) provided by any other party to the party which provided or disclosed such documents, materials and other information and delete or otherwise destroy any and all electronic copies thereof. Purchaser hereby acknowledges that Purchaser may acquire certain information that is “nonpublic personal information” under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et. seq. and the privacy regulations adopted by the relevant authorities pursuant thereto (collectively, the “Privacy Laws”). Purchaser hereby acknowledges and agrees that, whether or not the transactions contemplated hereby are consummated and despite any termination of this Agreement, Purchaser shall safeguard all non-public personal information Purchaser acquires to the same extent as required of Sellers under the Privacy Laws.
     Section 10.02. Remedies. Upon any breach of Section 10.01 by either party, the non-breaching party shall be entitled to each of the following remedies, which shall be deemed cumulative:
     (a) Injunctive Relief. Sellers and Purchaser hereby acknowledge that any breach of Section 10.01 shall cause irreparable injury to the goodwill and proprietary rights of the other party and its Affiliates and subsidiaries, for which the other party shall not have an adequate remedy at law. Accordingly, Sellers and Purchaser agree that the other party shall be able to seek immediate injunctive relief in the form of a temporary restraining order, preliminary injunction and/or permanent injunction against it (after posting any required bond and making any required showing to the court) to restrain or enjoin any actual or threatened violation of any provision of Section 10.01.
     (b) Costs, Expenses and Attorneys’ Fees. Purchaser shall be entitled to recover from Sellers all costs, expenses and reasonable attorneys’ fees incurred by Purchaser in seeking either enforcement of Section 10.01 of this Agreement or damages for a breach of such Sections, and Sellers shall be entitled to recover from Purchaser all costs, expenses and reasonable attorneys’ fees incurred by Sellers in seeking enforcement of Section 10.01 of this Agreement or damages for a breach of such Section.
ARTICLE XI
OTHER AGREEMENTS
     Section 11.01. Cooperation on Tax Matters.
     (a) The parties hereto shall cooperate, and shall cause their respective representatives to cooperate, in preparing and filing all Tax Returns (including amended

Tax Returns and claims for refund) required by Law to be filed as a result of the transactions contemplated hereby, in handling audits, examinations, investigations and administrative, court or other Proceedings relating to such Tax Returns, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and in all other appropriate Tax matters, in each case including making employees available to assist the requesting party, timely providing information reasonably requested, maintaining and making available to each other all records necessary or desirable in connection therewith. Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be subject to the provisions of the Confidentiality Agreement.
     (b) Notwithstanding the provisions of Section 11.01(a), and in addition to all other obligations imposed by this Section 11.01: (i) Sellers and Purchaser agree to give the other party reasonable written notice prior to transferring, destroying or discarding any Files and Records with respect to Tax matters and, if the other party so requests, shall allow the other party to take possession of such Files and Records; and (ii) Sellers shall retain (or cause Sellers’ Affiliates to retain) all such Files and Records of Sellers and Sellers’ Affiliates until the expiration of any applicable statute of limitations (including any extension thereof) with respect to Tax Returns filed on behalf of Sellers or their Affiliates.
     (c) Allocation of Purchase Price. As soon as reasonably practicable and in any event within thirty (30) days after the Servicing Closing Date, Sellers shall prepare and provide, or cause to be prepared and provided, to Purchaser, for Purchaser’s review and approval, a proposed allocation of the Purchase Price and any other consideration to be paid to, or for the benefit of, each of the Sellers including the Assumed Liabilities (the “Allocable Purchase Price”), among the Assets (the “Proposed Allocation”). Such allocation shall be reasonable and shall be prepared in accordance with the principles of Section 1060 of the Code and the regulations thereunder. Purchaser will review such Proposed Allocation and, to the extent Purchaser disagrees with the content of the Proposed Allocation, Purchaser will inform the Sellers of such disagreement within thirty (30) days after receipt of such Proposed Allocation. Sellers and Purchaser will attempt in good faith to resolve any such disagreement. If Sellers and Purchaser are unable to reach an agreement on the Proposed Allocation within ninety (90) days of the Servicing Closing Date, Sellers and Purchaser shall prepare separate allocations of the Allocable Purchase Price among the Assets for which Sellers and Purchaser are unable to reach agreement. If, and only if, Sellers and Purchaser reach agreement on the allocation of the Allocable Purchase Price among the Assets, such allocation, after the agreement of the parties, shall be final and binding on all parties and is herein referred to as the “Final Allocation.” The Sellers and Purchaser agree to, and to cause their respective Affiliates to, file Internal Revenue Service Form 8594 (or any successor form), and all federal, state, local and foreign Tax Returns, in accordance with the Final Allocation. Neither Purchaser nor any Seller, nor any of their respective Affiliates, shall take any position on any Tax Return or audit inconsistent with the Final Allocation unless required to do so by applicable Law. Purchaser and the Sellers shall promptly inform one another of any challenge by any Governmental Body to any allocation made pursuant to this Section 11.01(c) and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. The Sellers and Purchaser each agree to provide the other promptly with any other information required to complete Form 8594.
     (d) Sellers and Purchaser shall each pay and be responsible for fifty percent (50%) of all sales, use, value-added, business, goods and services, transfer, documentary, conveyancing or similar Taxes or expenses that may be imposed as a result of the sale and transfer of the Assets, together with any and all penalties, interest and additions to Tax with respect thereto, and the Sellers and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws.
     Section 11.02. Files and Records.
     (a) Purchaser shall retain possession of (i) all Files and Records transferred to Purchaser hereunder as well as those coming into existence after the Servicing Closing Date which relate to the Business prior to the Servicing Closing Date and (ii) any files and records described in clause (e) of the definition of Excluded Assets that, as a result of the manner in which they were historically maintained by Sellers for filing and records retention purposes, are included among the Files and Records transferred to Purchaser hereunder, and the extraction and separation of which is impracticable (the “Shared Files and Records”), in each case for a period consistent with Purchaser’s record-retention policies and practices, but in no event less than seven (7) years. In addition, after the Servicing Closing Date, upon reasonable written notice and during normal business hours, Purchaser shall provide reasonable access to Sellers and their respective officers, directors, employees, consultants, attorneys, accountants and representatives, at Sellers’ expense, to such Files and Records, including without limitation all Files and Records relating to any item of the Servicing Rights and Obligations and all Shared Files and Records, as Sellers may reasonably deem necessary or desirable in connection with any tax or regulatory Proceeding or similar matter, or to properly prepare for, file, prove, answer, prosecute or defend any actual or threatened return, filing, audit, protest, claim, suit, inquiry or other Proceeding or otherwise to assess, measure or mitigate any Excluded Liability hereunder; provided, however, that such rights of access are to be exercised in a manner that does not unreasonably interfere with the operations of Purchaser.
     (b) In addition, after the Servicing Closing Date, upon reasonable written notice and during normal business hours, Purchaser shall provide reasonable access to Sellers and their respective officers, directors, employees, consultants, attorneys, accountants and representatives, at Sellers’ expense, to such Personnel of Purchaser as Sellers may reasonably deem necessary or desirable in connection with any tax or regulatory Proceeding or similar matter, or to properly prepare for, file, prove, answer, prosecute or defend any actual or threatened return, filing, audit, protest, claim, suit, inquiry or other Proceeding or otherwise to assess, measure or mitigate any Excluded Liability hereunder. In the event that Personnel of Purchaser are reasonably requested by Sellers to be available for depositions, interrogatories or interviews in connection with any such tax, regulatory or similar matter or any actual or threatened audit, protest, claim, suit, inquiry or other Proceeding, Sellers shall pay the reasonable travel expenses of such Personnel (if travel is required) and shall reimburse Purchaser for the salaries of such Personnel that are payable for the days (or pro rata portion of the day or days) such Personnel are required to spend outside of their normal office location on such depositions, interrogatories or interviews, subject to any restrictions imposed by applicable Law; provided, however, that such rights are to be exercised in a manner that does not unreasonably interfere with the operations of Purchaser.
          (c) In addition, after the Servicing Closing Date, Purchaser shall forward to Sellers by fax and email, promptly following receipt thereof (but in no event later than five (5) Business Days following receipt thereof), any notices, interrogatories, requests for information or documents, discovery demands, subpoenas, civil investigative demands or other similar processes (“Requests”), by any Person, including without limitation, Governmental Entities, self-regulatory authorities or any other civil or private party, regarding the Business of the Sellers on or prior to the Servicing Closing Date, or information related to any of the loans subject to this Agreement, individually or in the aggregate, which were originated on or prior to the Servicing Closing Date.
               (i) Purchaser shall, to the extent permitted by applicable Law, refrain from disclosing any information or materials subject to the Request (“Responsive Materials”) in order to afford Sellers at least ten (10) Business Days, unless such time period is not feasible under the circumstances, in which case, the maximum amount of time reasonably permitted under the circumstances (the “Waiting Period”), to take all steps necessary to assert all applicable rights, privileges and immunities with respect to the Responsive Materials.
               (ii) Purchaser shall also, to the extent permitted by applicable Law, provide Sellers access to the Responsive Materials prior to providing any such Responsive Materials to the requesting party if so requested by Sellers within the Waiting Period. Subject to the foregoing, Purchaser shall be permitted to disclose Responsive Materials following the Waiting Period unless, prior to the expiration of the Waiting Period, Sellers interpose an objection or take reasonable steps in light of the circumstances to prevent the furnishing of Responsive Materials to the requesting party, in which case, Purchaser will only provide the Responsive Materials as directed by an order of a court or administrative tribunal of competent jurisdiction or other Governmental Entity, or as otherwise required by applicable Law, or Purchaser is informed that a settlement has been reached between Sellers and the requesting party, in which case Purchaser shall furnish Responsive Materials to the requesting party consistent with the terms of such settlement.
     All reasonable and documented expenses, including legal and attorneys’ fees, incurred by Purchaser in connection with the provisions of this Section 11.02 shall be promptly reimbursed by Sellers to Purchaser.

ARTICLE XII
DEFINITIONS
     As used in this Agreement, the following terms have the meanings indicated below:
     “Accrued Servicing Fees” shall mean, as of any date, with respect to the Servicing Agreements (Securitization), the distributions, fees, costs and other charges that have been accrued but not paid to IUBT in its capacity as Master Servicer, all as set forth in IUBT’s general ledger.
     “Administration Agreements” shall mean collectively, (i) the Administration Agreement, dated as of July 31, 2004, by and among Irwin Home Equity Loan Trust 2004-1, U.S. Bank National Association and Irwin Union Bank and Trust Company, (ii) the Administration Agreement, dated as of June 1, 2005, by and among Irwin Home Equity Loan Trust 2005-1, U.S. Bank National Association and Irwin Union Bank and Trust Company, (iii) the Administration Agreement, dated as of December 31, 2005, by and among Irwin Home Equity Loan Trust 2006-1, U.S. Bank National Association and Irwin Union Bank and Trust Company, (iv) the Administration Agreement, dated as of June 30, 2006, by and among Irwin Home Equity Loan Trust 2006-2, Wells Fargo Bank, National Association and Irwin Union Bank and Trust Company, (v) the Administration Agreement, dated as of September 30, 2006, by and among Irwin Home Equity Loan Trust 2006-3, Wells Fargo Bank, National Association and Irwin Union Bank and Trust Company, and (vi) the Administration Agreement, dated as of April 30, 2007, by and among Irwin Home Equity Loan Trust 2007-1, Wells Fargo Bank, National Association and Irwin Union Bank and Trust Company.
     “Advances” shall mean, as of any date, with respect to any given Servicing Agreement (Securitization), those funds that have been advanced by the Master Servicer or Subservicer in connection with the servicing of the related loans, such as principal, interest, ground rents, taxes, insurance premiums, assessments, foreclosure and bankruptcy expenses, inspection fees and other such expenses which funds are required to be paid by the servicer pursuant to applicable Law and the applicable Servicing Agreement (Securitization) (and, for the avoidance of doubt, not including HELOC Draws).
     “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, as the case may be. As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).
     “Appointment and Assumption Agreement” means those certain agreements, in substantially the form attached hereto as Exhibit D, to be executed by the Indenture Trustee, Purchaser, Sellers and other parties with respect to the Servicing Agreements (Securitization) of each Trust.
     “Business Day” shall mean any day other than Saturday, Sunday and any day on which commercial banks in the State of Indiana are authorized by Law to be closed.
     “Capped Funding Note” shall have the meaning set forth in the applicable Servicing

Agreements (Securitization).
     “Closing Data File” means, for each Trust, each data file set forth on the loan tape delivered to Purchaser by Sellers on the date hereof pursuant to Section 4.14.
     “Closing Due Period” means, for each Trust, the Collection Period identified in the Effective Notice (as such terms are defined in the applicable Appointment and Assumption Agreement) delivered in connection with the Appointment and Assumption Agreement.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Collection Period” for each Trust, shall have the meaning assigned to such term in the related Servicing Agreement.
     “Compliance Certification” means for any applicable Servicing Agreement (Securitization), any Exchange Act Report, and Sarbanes-Oxley Certification, and any other certificate of compliance with the requirements of the applicable Servicing Agreement (Securitization) required to be prepared, executed or delivered by the Master Servicer or Subservicer with respect to such Trust under the terms of such Servicing Agreement (Securitization).
     “Contract” shall mean any written contract, agreement, indenture, note, bond, loan, guarantee, instrument, lease, conditional sale contract, mortgage, deed of trust, license, franchise, insurance policy, commitment or other written arrangement or agreement.
     “Control Bank” shall mean U.S. Bank National Association.
     “Effective Notice” means the Effective Notice substantially in the form of Exhibit A to each Appointment and Assumption Agreement.
     “Employee” shall mean each individual who, as of the Platform Closing Date, is or was employed by IHE, including, in each case, each such individual on leave of absence, maternity or paternity leave, vacation, sick leave, short-term disability (but not long-term disability), military leave, jury duty or bereavement leave.
     “Employee Benefit Plan” shall mean each voluntary employees’ beneficiary association under Section 501(c)(9) of the Code whose members include employees of any Seller and all employee benefit plans, as defined in Section 3(3) of ERISA, and all retirement, stock, stock option, welfare benefit, savings, deferred compensation, employment, retention, change in control, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements, policies or practices for which any Seller is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which any Seller otherwise maintains or to which any Seller otherwise, contributes or has contributed, or in which any Seller otherwise participates or has participated or under which any Seller may have any Liability.
     “Encumbrance” shall mean all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales or other title retention agreements, charges, claims, options,

easements, rights of way (other than easements of record), title exception, defect in title and other encumbrances of any kind or nature whatsoever, including those encumbrances set forth on any schedule hereto.
     “Enhancers” shall mean, collectively, Ambac Assurance Corporation and Financial Guarantee Insurance Company, and each, individually an “Enhancer.”
     “Environmental Laws” shall mean federal, state, local and foreign laws, regulations and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, hazardous or toxic substances, wastes or contaminants, protection of the environment or public health and safety.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Act Report” means, with respect to any Servicing Agreement (Securitization), any report required to be delivered with respect to such Servicing Agreement (Securitization) under the Exchange Act and which the applicable Servicing Agreement (Securitization) requires the applicable servicing party to prepare, execute or deliver.
     “Excluded Amount” shall have the meaning set forth in the applicable Servicing Agreements (Securitization).
     “Excluded Assets” shall mean any and all assets and property of any Seller other than the Assets, including, without limitation and for the avoidance of doubt, (a) Unreimbursed Servicing Advances, (b) any Excluded Amount, (c) any Variable Funding Note, (d) any Capped Funding Note, (e) origination and credit files and records of Sellers (including, without limitation, underwriting guidelines and credit policies), files and records related to Sellers’ credit risk management and loan loss reserve policies and models, and files and records related to the Servicing Agreements (Primary); provided, however, that Purchaser shall be afforded reasonable access to all files and records pertaining to the Servicing Agreements (Primary) to the extent necessary to perform Purchaser’s servicing obligations under the Subservicing Agreement (Multi-Transaction), (f) staff, equipment, software and other assets not related to the Transferred Employees or the Assets, (g) any residual interests in the Trusts, (h) the capital stock, corporate name, trade names, trademarks and licenses of IHE; provided, however, that Purchaser shall have the rights to use certain trade names and trademarks that are necessary for Purchaser to perform the Servicing Rights and Obligations after the Servicing Transfer Date as provided in the Transitional Services Agreement or a related licensing agreement, (i) the Existing Lease; and (j) any proceeds or claims from charged off loans related to the Whole Loans or loans outside of any Trust.

     “Excluded Liabilities” shall mean all Liabilities of Sellers and their Affiliates other than the Assumed Liabilities, including but not limited to:
     (i) any and all Liabilities arising from or related to actions or omissions of IUBT in its capacity as originator and seller of loans to the applicable Trusts, as well as any and all Liabilities arising from or related to actions or omissions of IUBT in its capacity as Master Servicer and of IHE in its capacity as Subservicer under the Servicing Agreements (Securitization) on or prior to the Servicing Closing Date; provided that Sellers shall remain responsible for effecting such remedial actions to correct or eliminate such breaches as may be required by the related Servicing Agreement (Securitization) to the extent any such remedial action was required to be taken by the Sellers thereunder at any time on or prior to the Servicing Closing Date, which responsibility shall be deemed to be an Excluded Liability for all purposes hereunder;
     (ii) any Liability arising from or related to any act or omission by Sellers or their Affiliates with respect to funding, modifying, terminating, suspending, or taking any other action with respect to draws under home equity lines of credit, whether under the terms of the applicable Servicing Agreements (Securitization) and HELOC Agreements or otherwise, on or prior to the Servicing Closing Date;
     (iii) any Liability to the extent relating to the Servicing Assets and arising at any time on or prior to the Servicing Closing Date;
     (iv) any Liability to the extent relating to the Collections Platform Assets and arising at any time prior to the Platform Closing Date;
     (v) all Liabilities of Sellers or their Affiliates to fund HELOC Draws;
     (vi) all Liabilities of Sellers or their Affiliates, with respect to any equity, residuals or other interest in any Trust, or to fund any Variable Funding Note or Capped Funding Note;
     (vii) all Liabilities to advance principal or interest with respect to any loans under the Servicing Agreements (Securitization) or the Servicing Agreements (Primary) or the Whole Loans;
     (viii) all Liabilities of Sellers or their Affiliates under the Existing Lease;
     (ix) all Liabilities of the Sellers or their Affiliates under this Agreement or under any other agreement between the Sellers and their Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, entered into on or after the date of this Agreement in accordance with the terms hereof;
     (x) all Liabilities of the Sellers or their Affiliates or their representatives for costs and expenses in connection with the negotiation and execution of this Agreement or any other agreement or document delivered in connection herewith or the consummation of the transactions contemplated hereby or thereby;

     (xi) all Liabilities related to the Excluded Assets;
     (xii) any and all claims or Liabilities related to current or former employees of the Sellers or their respective Affiliates, except as explicitly assumed pursuant to Section 1.03(b)(ii);
     (xiii) any and all obligations and Liabilities under the WARN Act or any other severance obligations that arise as a result of the Sellers’ or their Affiliates’ termination of any employee’s employment in connection with the proposed transactions or otherwise;
     (xiv) the preparation and delivery of any Compliance Certification covering any period on or prior to the Servicing Closing Date;
     (xv) the preparation, execution and delivery of any Remittance Reports pursuant to Section 7.01(f) or payments directed to be made to any Seller or its Affiliates pursuant to such Remittance Reports;
     (xvi) any demands, requests, duties or Liabilities relating to Former Obligors;
     (xvii) any Seller’s or any of its Affiliate’s performance or failure to perform its obligations as the predecessor Master Servicer or Subservicer under the Servicing Agreements (Securitization) on or prior to the Servicing Closing Date;
     (xviii) all Liabilities under any lease, license or other instrument granting any Seller or any of its Affiliates the right to use or occupy any asset or property (whether real, personal, tangible, intangible or mixed) other than those specifically included in the Collections Platform Assets;
     (xix) all Liabilities for purchasing any loan from the issuer under any Servicing Agreement (Securitization) (except as may be expressly required by the related Servicing Agreement (Securitization) to the extent the successor Master Servicer’s or Subservicer’s obligation to effect remedial action arose in connection therewith from and after the Servicing Closing);
     (xx) all actual or alleged Liabilities or other responsibilities arising out of or related to any Environmental Law (including actual or alleged liabilities, obligations or other responsibilities for fines, penalties, capital expenditures or operational changes), hazardous substance, or release (including any hazardous substance or release at, to or from any site to which a hazardous substance was transported from any real property leased, owned or operated by any Seller or any of its Affiliates at any time) arising out of any Seller’s or its Affiliates’ servicing activities prior to the Platform Closing Date or any Seller’s or its Affiliate’s leasing, ownership or operation of real property at any time prior to the Platform Closing Date;
     (xxi) all Liabilities arising out of or relating to any Proceeding that (a) is pending or threatened as of the applicable Closing Date with respect to the Sellers or their Affiliates or (b) arises out of or relates to actions or omissions of the Sellers or their Affiliates in their respective capacities as predecessor Master Servicers under the Servicing Agreements (Securitization) on or prior to the Servicing Closing Date;
     (xxii) any and all Tax Liabilities of the Sellers or any of their Affiliates or to which the Assets are subject including, without limitation, (a) income Taxes (including such income Taxes in connection with the transfer of the Assets hereunder), (b) Taxes attributable to periods ending on or prior to the applicable Closing Date or (c) Taxes of any other Person pursuant to an agreement or otherwise;
     (xxiii) any Liabilities of any of the Sellers or any of their Affiliates (a) under the Servicing Agreements (Securitization) other than the Assumed Servicing Liabilities or (b) in their capacity as master servicer, servicer or subservicer under any agreement, document or instrument entered into in connection with the transactions contemplated by the Servicing Agreements (Securitization), including, without limitation, the Administration Agreements and the Insurance Agreements;
     (xxiv) any Liabilities of any of the Sellers or their Affiliates to pay or perform any obligation or Liability pursuant to any guaranty;
     (xxv) any and all breaches of representations, warranties and covenants of the Sellers or their Affiliates under the Servicing Agreements (Securitization) that shall have occurred at any time on or prior to the Servicing Closing Date; provided that Sellers shall remain responsible for effecting such remedial actions to correct or eliminate such breaches as may be required by the related Servicing Agreements (Securitization) to the extent any such remedial action was required to be taken by the Sellers thereunder at any time on or prior to the Servicing Closing Date, which responsibility shall be deemed to be an Excluded Liability for all purposes hereunder; and
     (xxvi) any Liability related to any fees payable to Sellers or their Affiliates accrued during the period on or prior to the Servicing Closing Date.
     “Existing Lease” means that certain Bishop Ranch Business Park- Building Lease, dated as of April 22, 2005, by and between SDC 7, a California partnership, and Irwin Home Equity Corporation.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Files and Records” shall mean all files, records and other information of Sellers relating to the related Assets, whether in hard copy, magnetic, electronic or other format, including customer lists and records, referral sources, sales and advertising material, software, correspondence, manuals, studies, sales literature and promotional material, operating guides and copies of financial and accounting records.
     “Finance Laws” means collectively, state usury Laws, state Laws requiring licenses to engage in consumer lending and servicing, consumer finance and servicing, insurance sales, mortgage lending and servicing and the other businesses of any Seller or any of its Affiliates, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Home Mortgage

Disclosure Act, the Consumer Credit Protection Act, the Right to Financial Privacy Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Federal Trade Commission Act, the Fair Debt Collection Practices Act and other Laws regulating lending and servicing.
     “FIRPTA” shall mean the Foreign Investment in Real Property Tax Act of 1980, as amended.
     “Force-Placed Premium” shall mean, with respect to any force-placed hazard insurance policy required to be maintained by the Master Servicer under a Servicing Agreement (Securitization), the insurance premium charged or assessed to the account of the related borrower or the related loan on such hazard insurance policy.
     “Former Obligors” shall mean any borrower for which the related loan has been repaid, charged-off, repurchased from a Trust or is otherwise no longer being serviced by the Master Servicer as of January 1, 2008.
     “Governing Documents” shall mean, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and the operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
     “Governmental Entity” shall mean any court, tribunal, government agency, department, commission, board, bureau or instrumentality or other governmental, legislative or administrative authority or regulatory body of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.
     “HELOC Agreement” shall mean the agreement and all related instruments and documents setting forth the terms and conditions of a home equity line of credit.
     “HELOC Draws” shall mean, with respect to any home equity line of credit, all advances required to fund draw requests made by the Mortgagor under such home equity line of credit, in each case in accordance with the terms of the applicable Servicing Agreement (Securitization) and the applicable HELOC Agreement.
     “HELOC Funding Account Control Agreement” means the account control agreement entered into among the Sellers, Purchaser in its capacity as Servicer under each Servicing Agreement (Securitization) and in its capacity as Subservicer under the Subservicing Agreement (Multi-Transaction), and the Control Bank, as amended.

     “Indemnity Loss” means any damages, losses, obligations, Liabilities, claims, penalties, costs, expenses, settlement payments, awards, penalties, fines, deficiencies or other charges (including costs of investigation and defense and reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, other than any (i) incidental, consequential, punitive or exemplary damages, special damages, indirect damages, unrealized expectation, diminution in value, or lost profits, (ii) damages, losses, obligations, Liabilities, claims, penalties, costs or expenses relating to the passing of, or any change in, any Law after the date of this Agreement even if the change has retroactive effect, or (iii) damages, losses, obligations, Liabilities, claims, penalties, costs or expenses calculated using a “multiplier,” “multiple of earnings,” or any method having a similar effect. For the avoidance of doubt, “Indemnity Loss” shall include all amounts for which IUBT is required to reimburse to the relevant Enhancer under Section 3.03(b)(i) of the relevant Insurance Agreement for reimbursable expenses and interest as a result of Purchaser’s failure to deposit into a Collection Account or Note Payment Account (as such terms are defined in the indenture for the notes issued by the Trusts) any amount required to be so deposited pursuant to the Servicing Agreements (Securitization) as successor Master Servicer.
     “Indenture Trustees” shall mean, collectively, U.S. Bank National Association and Wells Fargo Bank, National Association, and each, individually, an “Indenture Trustee.”
     “Insolvency Event” with respect to any Person means the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person in an involuntary case under any applicable federal or state bankruptcy Law, Insolvency Law or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person, or ordering the winding up or liquidation of such Person’s affairs; or the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy Law, Insolvency Law or other similar Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such Law, or the consent by such Person to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of any action by such Person in furtherance of any of the foregoing.
     “Insolvency Law” means any Law related to the: (i) bankruptcy, insolvency, composition, reorganization or relief of debtors; or (ii) appointment of a receiver or trustee or other similar official for all or substantially all of a Person’s property, including the Federal Deposit Insurance Act.
     “Insurance Agreements” shall mean, collectively, (i) the Insurance and Indemnity Agreement dated as of August 6, 2004 by and among IUBT, Ambac Assurance Corporation (as Note Insurer), Credit Suisse First Boston Mortgage Acceptance Corp. (as Depositor), Irwin Home Equity Loan Trust 2004-1 (as Issuer), and U.S. Bank National Association (as Indenture Trustee) in respect of Irwin Home Equity Loan Trust 2004-1, Irwin Home Equity Loan-Backed Notes Series 2004-1, (ii) the Insurance and Indemnity Agreement dated as of January 20, 2006 by and among IUBT, Ambac Assurance Corporation (as Note Insurer), Irwin Funding Corp. (as Depositor), Irwin Home Equity Loan Trust 2006-1 (as Issuer), and U.S. Bank National Association (as Indenture Trustee) in respect of Irwin Home Equity Loan Trust 2006-1, Irwin

Home Equity Loan-Backed Notes Series 2006-1; (iii) the Insurance and Indemnity Agreement dated as of July 21, 2006 by and among IUBT, Financial Guaranty Insurance Company (as Insurer), Irwin Funding Corp. (as Depositor), Irwin Home Equity Loan Trust 2006-2 (as Issuing Entity), and Wells Fargo Bank, National Association (as Indenture Trustee) in respect of Irwin Home Equity Loan Trust 2006-2, Irwin Home Equity Loan-Backed Notes Series 2006-2; (iv) the Insurance and Indemnity Agreement dated as of October 17, 2006 by and among IUBT, Ambac Assurance Corporation (as Note Insurer), Irwin Funding Corp. (as Depositor), Irwin Home Equity Loan Trust 2006-3 (as Issuer), and Wells Fargo Bank, National Association (as Indenture Trustee) in respect of Irwin Home Equity Loan Trust 2006-3, Irwin Home Equity Loan-Backed Notes Series 2006-3; and (v) the Insurance and Indemnity Agreement dated as of May 17, 2007 by and among IUBT, Ambac Assurance Corporation (as Note Insurer), Irwin Funding Corp. (as Depositor), Irwin Home Equity Loan Trust 2007-1 (as Issuer), and Wells Fargo Bank, National Association (as Indenture Trustee) in respect of Irwin Home Equity Loan Trust 2007-1, Irwin Home Equity Loan-Backed Notes Series 2007-1.
     “Interim-Subservicing Agreement” shall mean an interim subservicing agreement, in substantially the form attached hereto as Exhibit E, containing customary terms and conditions to be entered into by and between IHE and Purchaser at the Servicing Closing for the purpose of subservicing the loans under the Servicing Agreements (Securitization) until the physical transfer of the Servicing Rights and Obligations to Purchaser’s servicing platform.
     “IRS” shall mean the Internal Revenue Service of the United States or any successor Governmental Entity.
     The phrases “to the Knowledge of” any Person, or “Known to” any Person, or words of similar import, shall mean the actual knowledge of such Person and, in the case of Sellers, shall mean the actual knowledge of William Miller, Greg Ehlinger, Matt Souza, Steve Schultz, Jocelyn Martin-Leano or Tim O’Grady after reasonable inquiry.
     “Law” shall mean any local, county, state, provincial, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, adopted, issued, promulgated, entered into, agreed or imposed by any Governmental Entity.
     “Letter Agreement” shall mean that certain letter agreement, dated the date hereof, between Purchaser and Sellers.
     “Liability” with respect to any Person, shall mean any liability, indebtedness or other obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Master Servicer” shall mean, with respect to any time on or prior to the Servicing Closing Date, Irwin Union Bank and Trust Company in its capacity as Master Servicer under each of the Servicing Agreements (Securitization), and, with respect to any time after the

Servicing Closing Date, Purchaser, in its capacity as the successor Master Servicer under each of the Servicing Agreements (Securitization).
     “Mortgagor” shall mean each mortgagor under a loan subject to any of the Trusts.
     “Opinion of Counsel” shall have the meaning set forth in the applicable Servicing Agreements (Securitization).
     “Outside Date” shall mean June 1, 2009.
     “Owner Trustee” shall mean Wilmington Trust Company.
     “Permitted Encumbrance” shall mean any of the following: (a) the provisions of all applicable zoning Laws, statutory liens of landlords, carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar Persons and other liens imposed by applicable Laws securing amounts that are not delinquent or past due; (b) easements, rights-of-ways, restrictions and other similar charges and encumbrances of legal record affecting real property which would be revealed by a survey and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property; (c) liens for Taxes and other governmental assessments, charges or claims not yet due and payable or that the taxpayer is contesting in good faith by appropriate proceedings and for which there are adequate reserves on the books; (d) other Encumbrances arising in the ordinary course of business securing amounts that are not delinquent or past due; and (e) the Encumbrances set forth on Section 12.01 of the Platform Disclosure Schedules with respect to the Collections Platform Assets.
     “Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau or instrumentality thereof.
     “Personnel” shall mean either any director, officer, employee, consultant, agent or other personnel of Sellers involved solely in the operation of the Business or any director, officer, employee, consultant, agent or other personnel of Purchaser, as applicable.
     “Platform Assignment and Assumption Agreement” shall mean that certain Platform Assignment and Assumption Agreement, by and between Purchaser and Seller, in substantially the form attached hereto as Exhibit G.
     “Platform Bill of Sale” shall mean that certain Platform Bill of Sale transferring all of the Collections Platform Assets to Purchaser, in substantially the form attached hereto as Exhibit F.
     “Platform Closing Related Agreements” shall mean the Platform Bill of Sale, the Platform Assignment and Assumption Agreement, the Transitional Services Agreement, the Subservicing Agreement (Multi-Transaction), the Servicing Agreement (Whole Loans), the Lease or Sublease, as the case may be, and all documents and instruments executed and delivered in connection with any of them.
     “Platform Licenses and Permits” shall mean all licenses, permits, franchises, certificates,

approvals, consents and authorizations of, and filings, application and registrations with, any Governmental Entity that relate directly or indirectly to, or are necessary for, the operation of the Collections Platform Assets, and all pending applications therefor or renewals thereof.
     “Platform Material Adverse Effect” means any effect or change that is materially adverse to (a) the Collections Platform Assets and Assumed Platform Liabilities, taken as a whole, or the occurrence or existence of any circumstances which would be reasonably likely to result in such a material adverse change or effect, or (b) the ability of the Sellers to timely consummate the transactions contemplated by the Platform Closing, including, but not limited to, (i) the existence of any pending, threatened or contemplated Proceeding, if the Sellers would be required to report such Proceeding pursuant to any item of Regulation S-K if they were made subject to such regulation and (ii) the occurrence of an Insolvency Event with respect to either Seller or any of their respective Affiliates, but excluding any effect or change, in each case, resulting directly or indirectly from (A) the announcement of the transactions contemplated by this Agreement, or (B) regulatory changes, except for such effects or changes impacting the Collections Platform Assets, the Assumed Platform Liabilities or any Seller in a manner disproportionate to companies in businesses similar to the Sellers.
     “Post Closing Data File” means for each Trust each data file set forth on Schedule 4.14 hereof labeled “Post Closing Data File,” in such format or medium that is mutually agreeable to Sellers and Purchaser.
     “Proceeding” shall mean any claim, action, arbitration, audit, hearing, investigation, governmental inquiry, consent order, litigation or suit.
     “Rating Agencies” shall mean, collectively, Fitch Ratings, Moody’s Corporation and Standard & Poor’s, and each, individually, a “Rating Agency.”
     “Rating Letter” shall mean a letter, with respect to each Trust, from the applicable Rating Agency, stating that the appointment of the successor Master Servicer will not result in a qualification, reduction, downgrade or withdrawal of the Rating Agency’s then current rating of the related notes of such Trust as determined without giving effect to the related policy.
     “Related Agreements” means collectively, the Servicing Closing Related Agreements and the Platform Closing Related Agreements.
     “Remittance Report” means, for any Trust, the information required to be delivered by the Master Servicer to the related Indenture Trustee under the related Sale and Servicing Agreement in order for the Indenture Trustee to make the monthly distributions required of the Indenture Trustee.
     “San Ramon Facility” shall mean IHE’s operations and facilities located at 12667 Alcosta Blvd., San Ramon, California and 12677 Alcosta Blvd., San Ramon, California.
     “Sarbanes-Oxley Certification” means, for any applicable Servicing Agreement (Securitization), any “Sarbanes-Oxley Certification” or related “Back-up Certification” (as such terms are defined in such Servicing Agreement (Securitization)) required to be prepared, executed or delivered by the servicer under such Servicing Agreement (Securitization).

     “Servicer Default” means, for any Servicing Agreement (Securitization) or Servicing Agreement (Primary), any “Event of Default,” “Event of Termination” or “Servicer Event of Default” or similar term as defined in such agreement.
     “Servicing Agreements (Primary)” means each of the agreements identified on Exhibits B-1, B-2 and C.
     “Servicing Agreements (Securitization)” means each of (i) the Sale and Servicing Agreement, dated as of July 31, 2004, by and among Credit Suisse First Boston Mortgage Acceptance Corp., Irwin Union Bank and Trust Company, Irwin Home Equity Loan Trust 2004-1, U.S. Bank National Association and Wells Fargo Bank, National Association, (ii) the Sale and Servicing Agreement, dated as of June 1, 2005, by and among Bear Stearns Asset Backed Securities I LLC, Irwin Union Bank and Trust Company, Irwin Home Equity Loan Trust 2005-1 and U.S. Bank National Association, (iii) the Sale and Servicing Agreement, dated as of December 31, 2005, by and among Irwin Funding Corp., Irwin Union Bank and Trust Company, Irwin Home Equity Loan Trust 2006-1, U.S. Bank National Association and Wells Fargo Bank, National Association, (iv) the Sale and Servicing Agreement, dated as of June 30, 2006, by and among Irwin Funding Corp., Irwin Union Bank and Trust Company, Irwin Home Equity Loan Trust 2006-2 and Wells Fargo Bank, National Association, (v) the Sale and Servicing Agreement, dated as of September 30, 2006, by and among Irwin Funding Corp., Irwin Union Bank and Trust Company, Irwin Home Equity Loan Trust 2006-3 and Wells Fargo Bank, National Association, and (vi) the Sale and Servicing Agreement, dated as of April 30, 2007, by and among IHE Funding Corp. II, Irwin Union Bank and Trust Company, Irwin Home Equity Loan Trust 2007-1 and Wells Fargo Bank, National Association.
     “Servicing Agreement (Whole Loans)” means that certain Servicing Agreement (Whole Loans) related to the Whole Loans, the form of which shall be mutually agreed upon by the parties and entered into by the parties named therein on the Platform Closing Date.
     “Servicing Closing Related Agreements” shall mean the Appointment and Assumption Agreements, the Interim-Subservicing Agreement in substantially the form attached hereto as Exhibit E, the HELOC Funding Account Control Agreement, and all documents and instruments executed and delivered in connection with any of them.
     “Servicing Fees” shall mean the servicing fees and all other amounts payable to the Servicer or Master Servicer pursuant to each Servicing Agreement (Securitization).
     “Servicing Licenses and Permits” shall mean all licenses, permits, franchises, certificates, approvals, consents and authorizations of, and filings, application and registrations with, any Governmental Entity that relate directly or indirectly to, or are necessary for, the operation of the Servicing Assets and for performance under the Servicing Agreements (Securitization), and all pending applications therefor or renewals thereof.
     “Servicing Material Adverse Effect” means any effect or change that is materially adverse to (a) the Servicing Assets and Assumed Servicing Liabilities, taken as a whole, or the occurrence or existence of any circumstances which would be reasonably likely to result in such a material adverse change or effect, or (b) the ability of the Sellers to timely consummate the transactions contemplated by the Servicing Closing, including, but not limited to, (i) the existence of any pending, threatened or contemplated Proceeding with respect to the Sellers’ servicing practices, if the Sellers would be required to report such Proceeding pursuant to any item of Regulation S-K if they were made subject to such regulation and (ii) the occurrence of an Insolvency Event with respect to either Seller or any of their respective Affiliates, but excluding, in each case, any such effect or change resulting directly or indirectly from regulatory changes, except for such effects or changes impacting the Servicing Assets, the Assumed Servicing Liabilities or any Seller in a manner disproportionate to companies in businesses similar to the Sellers.
     “Servicing Rights and Obligations” shall mean the rights, responsibilities, duties and obligations of Sellers in their capacity as “Servicer” or “Master Servicer” under the Servicing Agreements (Securitization) but excluding the Excluded Liabilities or any duties or obligations relating thereto.
     “Servicing Transfer Date” shall mean 12:01 a.m., New York, New York time, on the Platform Closing Date, or, if the transactions contemplated by the Platform Closing are terminated pursuant to Article IX hereof prior to the Platform Closing, the actual date upon which the Servicing Obligations are physically transferred to Purchaser’s servicing platform in accordance with the terms and conditions of this Agreement.
     “Subject Employee” shall mean any Employee who performs services out of the San Ramon Facility.
     “Subservicing Agreement (Multi-Transaction)” means that certain Subservicing Agreement (Multi-Transaction), a draft of which attached hereto as Exhibit A, the final form of which shall be entered into by the parties named therein on the Platform Closing Date and related to the Servicing Agreements (Primary).
     “Subervicing Licenses and Permits” shall mean all licenses, permits, franchises, certificates, approvals, consents and authorizations of, and filings, application and registrations with, any Governmental Entity that relate directly or indirectly to, or are necessary for, the performance under the Servicing Agreements (Primary), and all pending applications therefor or renewals thereof.
     “Subservicing Material Adverse Effect” means any effect or change that is materially adverse to (a) the Servicing Agreements (Primary) or the Whole Loans, or the occurrence or existence of any circumstances which would be reasonably likely to result in such a material adverse change or effect, or (b) the ability of the Sellers to timely enter into the Subservicing Agreement (Multi-Transaction) or Servicing Agreements (Whole Loans), including, but not limited to, (i) the existence of any pending, threatened or contemplated Proceeding with respect to the Sellers’ servicing practices, if the Sellers would be required to report such Proceeding pursuant to any item of Regulation S-K if they were made subject to such regulation and (ii) the occurrence of an Insolvency Event with respect to either Seller or any of their respective Affiliates, but excluding, in each case, any such effect or change resulting directly or indirectly from (A) the announcement of the transactions contemplated by this Agreement, or (B) regulatory changes, except for such effects or changes impacting the Servicing Agreements

(Primary), the Whole Loans or any Seller in a manner disproportionate to companies in businesses similar to the Sellers.
     “Takeover Statute” shall mean any corporate takeover provision under laws of the State of Indiana or any other state or federal “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation.
     “Tax” or “Taxes” shall mean all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes and fees), levies, imposts, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), and all related additions to tax, penalties or interest thereon.
     “Tax Return” shall mean and include all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.
     “Transitional Services Agreement” means a Transitional Services Agreement, a draft of which is attached hereto as Exhibit H, the final form of which shall be entered into by Sellers and Purchaser at the Platform Closing.
     “Trusts” shall mean, collectively, Irwin Home Equity Loan Trust 2004-1, Irwin Home Equity Loan Trust 2005-1, Irwin Home Equity Loan Trust 2006-1, Irwin Home Equity Loan Trust 2006-2, Irwin Home Equity Loan Trust 2006-3 and Irwin Home Equity Loan Trust 2007-1, and each, individually, a “Trust.”
     “Unreimbursed Servicing Advances” means, as of the Servicing Closing Date and with respect to each Servicing Agreement (Securitization), the Advances made by any Seller, as Master Servicer or Subservicer, and charged or assessed to the account of the related borrower or the related loan prior to such date but not reimbursed to such Seller as of the Servicing Closing Date from collections under the Servicing Agreement (Securitization) for such Trust.
     “Variable Funding Note” shall have the meaning set forth in the applicable Servicing Agreements (Securitization).
     “WARN Act” means the Worker Adjustment and Retraining Notification Act and similar state or local laws.
     “Whole Loans” means certain loans owned by Sellers and set forth in the Servicing Agreement (Whole Loans).
     In addition to terms defined above, (i) certain capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the relevant Servicing Agreements (Securitization), and (ii) the following terms shall have the respective meanings given to them in the sections set forth below:

Defined term	Section

Aggregate Minimum Loss	Section 8.07(b)(i)

Agreement	Preamble

Allocable Purchase Price	Section 11.01(c)

Arbitration Award	Section 13.11(c)(v)

Arbitration Demand	Section 13.11(c)(i)

Arbitration Response	Section 13.11(c)(i)

Arbitrators	Section 13.11(c)(ii)

Assets	Section 1.01(b)

Assumed Liabilities	Section 1.03(b)

Assumed Platform Liabilities	Section 1.03(b)

Assumed Servicing Liabilities	Section 1.03(a)

Business	First “Whereas” clause

Cap	Section 8.07(b)(i)

Claimant	Section 8.03

Closings	Section 2.01

Closing Dates	Section 2.01

Collections Platform Assets	Section 1.01(b)

Confidential Information	Section 10.01

Confidentiality Agreement	Section 10.01

Contingent Payment	Section 1.06(a)

Contingent Payments	Section 1.06(a)

Contingent Payout Period	Section 1.06(a)

Disagreement Notice	Section 8.05

Disclosure Schedules	Lead in paragraph following Platform Closing Date Representations and Warranties of Sellers header

Disclosure Schedule Updates	Section 6.02

Election Notice	Section 8.04

Employee List	Section 4.29(a)

Final Allocation	Section 11.01(c)

Indemnification Notice	Section 8.03

Indemnifying Party	Section 8.03

IHE	Preamble

IUBT	Preamble

Landlord	Section 6.08

Lease	Section 6.08

Litigation Notice	Section 8.03

Material Consents	Section 2.03(a)(v)

Defined term	Section

Neutral Arbitrator	Section 13.11(c)(ii)

Non-Contingent Payment	Section 1.05

Platform Closing	Section 2.01

Platform Closing Date	Section 2.01

Platform Disclosure Schedules	Lead in paragraph following Platform Closing Date Representations and Warranties of Sellers header

Platform Termination	Section 9.03(a)

Post Closing Excluded Amounts Statement	Section 6.18

Privacy Laws	Section 10.01

Proposed Allocation	Section 11.01(c)

Purchaser	Preamble

Purchaser Indemnified Parties	Section 8.01

Purchaser Group	Section 6.01

Purchaser Material Consents	Section 2.03(a)(v)

Purchase Price	Section 1.05

Responsive Materials	Section 11.02(c)(i)

Requests	Section 11.02(c)

Seller	Preamble

Seller Benefit Plans	Section 4.29(b)

Seller Indemnified Parties	Section 8.02

Seller Material Consents	Section 2.02(b)(ix)

Seller Platform Material Consents	Section 2.02(b)(ix)

Seller Servicing Material Consent	Section 2.02(a)(v)

Sellers	Preamble

Servicing Assets	Section 1.01(a)

Servicing Closing	Section 2.01

Servicing Closing Date	Section 2.01

Servicing Disclosure Schedules	Introductory paragraph to Article IV

Shared Files and Records	Section 11.02(a)

Straddle Period	Section 1.07(a)

Sublease	Section 6.08

Transferred Employees	Section 6.04(a)

Waiting Period	Section 11.02(c)(i)
ARTICLE XIII
MISCELLANEOUS
     Section 13.01. Public Announcements. No party to this Agreement shall make any public announcement of the transactions provided for in or contemplated by this Agreement or any of the Related Agreements unless the form and substance of the announcement are mutually agreed upon by each party, which agreement shall not be unreasonably withheld, conditioned or delayed; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement that, upon the advice of counsel, is required by Law or the applicable rules and regulations of the Securities Exchange Commission or other applicable regulatory body if, to the extent permitted or practicable, it has used all reasonable efforts to first consult with the other party.
     Section 13.02. Costs and Expenses. Whether or not the transactions contemplated by this Agreement and the Related Agreements are consummated, and except as otherwise expressly provided herein, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, financial advisors or independent accountants or any other Person or representative whose services have been used by such party. For the avoidance of doubt, Sellers shall bear all expenses and costs incurred to obtain any consents required to consummate the transactions contemplated by this Agreement and the Related Agreements, including the Material Consents; provided, however, that expenses incurred in connection with the opinions, consents and other deliverable items necessary to accomplish the amendments contemplated by Section 11(a) and (b) of each of the Appointment and Assumption Agreements shall be payable in accordance with Section 6.21 hereof.
     Section 13.03. Addresses for Notices, Etc. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 13.03, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; (d) on the third day after mailing if mailed by first class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 13.03; or (e) on the first Business Day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section:

If to Sellers:	Irwin Union Bank and Trust Company
Irwin Home Equity Corporation
c/o Irwin Financial Corporation
500 Washington Street – Box 929
Columbus, Indiana 47202-0929
Attention: Greg Ehlinger
Facsimile: (812) 379-8608
E-mail: greg.ehlinger@irwinfinancial.com

With a copy to (which copy shall	Ice Miller LLP
not constitute notice hereunder):	One American Square, Suite 3100
Indianapolis, Indiana 46282
Attention: Steven K. Humke

Facsimile: (317) 592-4675
E-mail: steven.humke@icemiller.com
Attention: Janice Wilken
Facsimile: (317) 592-4840
E-mail: janice.wilken@icemiller.com

If to Purchaser:	Green Tree Servicing LLC
345 St. Peter Street
1100 Landmark Towers
Saint Paul, Minnesota 55102-1639
Attention: Keith Anderson
Facsimile: (651) 293-5746
E-mail: Keith.A.Anderson@gtservicing.com

With a copy to (which copy shall	Willkie Farr & Gallagher LLP
not constitute notice hereunder):	787 Seventh Avenue
New York, New York 10019
Attention: Rosalind Fahey Kruse
Facsimile: (212) 728-9632
E-mail: rkruse@willkie.com
Attention: Thomas H. French
Facsimile: (212) 728-8124
E-mail: tfrench@willkie.com
     Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 13.03. In no event shall delivery to a copied Person alone constitute delivery to the party represented by such copied Person.
     Section 13.04. Headings. The article, section and paragraph headings in this Agreement and the Table of Contents hereof are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     Section 13.05. Construction.
     (a) The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.
     (b) Except as otherwise specifically provided in this Agreement or any of the Related Agreements (such as by “sole”, “absolute discretion”, “complete discretion” or words of similar import), if any provision of this Agreement or any of the Related Agreements requires or provides for the consent, waiver or approval of a party, such consent, waiver or approval shall not be unreasonably withheld, conditioned or delayed.

     (c) The Disclosure Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The parties hereto agree that any reference in a particular Section of either the Servicing Disclosure Schedules or the Platform Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.
     (d) Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.
     (e) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
     (f) “Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and Disclosure Schedules to, this Agreement.
     (g) “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.
     (h) “Or” is used in the inclusive sense of “and/or.”
     (i) References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules or amendments thereto.
     (j) All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars.
     Section 13.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material manner adverse to any party.

     Section 13.07. Entire Agreement and Amendment. This Agreement, the Related Agreements and the Confidentiality Agreement, including the Exhibits and Schedules referred to and incorporated by reference herein and therein that form a part hereof and thereof, contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement, the Related Agreements and the Confidentiality Agreement. This Agreement, the Related Agreements, the Letter Agreement and the Confidentiality Agreement supersede all prior agreements and understandings among the parties hereto with respect to the transactions contemplated hereof and thereof, including, without limitation, the term sheet by and between the parties hereto, dated as of March 21, 2009. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by an authorized representative of each of the parties hereto.
     Section 13.08. No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements shall operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.
     Section 13.09. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Sellers and Purchaser, and their respective successors and permitted assigns.
     Section 13.10. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Sellers shall not have the right to assign or delegate their rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of Purchaser. Purchaser may in its sole discretion, without any prior notice to or consent of Sellers, assign or delegate, in whole or in part and whether by merger, operation of law or otherwise, (a) this Agreement and its rights hereunder to its lenders and debt providers (or any administrative or collateral agent therefor) for collateral security purposes, and (b) this Agreement and the Related Agreements and its rights and obligations hereunder and thereunder to one or more of its Affiliates. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the parties hereto) or inure to the benefit of any Person (other than the parties hereto).
     Section 13.11. Governing Law; Dispute Resolution; Jurisdiction and Venue.

     (a) Applicable Law. The Laws of the State of New York shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement or any of the Related Agreements, notwithstanding the choice of law rules of any other state or jurisdiction.
     (b) Dispute Resolution Process. Any disputes regarding the creation, interpretation, performance or breach of this Agreement that cannot be resolved by mutual agreement of the parties hereto shall be resolved pursuant to this dispute resolution process, except that any claim relating in any way to or arising in any way from Section 10.01 of this Agreement may be pursued in the appropriate court as set forth in this Agreement without the need to engage in the process set forth in this Section 13.11 and this Section 13.11 shall not change or affect in any way the remedies available to either party pursuant to Section 10.02 or Section 13.12 of this Agreement. The parties agree that time is of the essence with respect to resolving disputes under this Agreement.
     (c) Binding Arbitration.
     (i) Arbitration Demand/Response/Reply. Either party may initiate a binding arbitration process to decide any dispute under this Agreement by providing a written demand for arbitration (the “Arbitration Demand”) to the Person designated to receive notice. Any Arbitration Demand shall state specifically the nature of the claim(s), the relevant time periods, the document(s), if any, that are alleged to govern the dispute, the names of any relevant known witnesses associated with either of the parties, the identification of any third parties that may be relevant to the dispute, a specific dollar amount alleged to be owing, if any, and any other specific information that may be necessary to define the nature of the dispute. The party receiving the Arbitration Demand shall provide a written response (the “Arbitration Response”) within fifteen (15) calendar days after receiving the Arbitration Demand. The Arbitration Response may be a simple denial or may set forth in writing any counterclaims including the same type of information required in an original Arbitration Demand. If an Arbitration Response includes any counterclaims, then the party originally demanding the arbitration may reply within fifteen (15) calendar days after receiving the Arbitration Response. If any party fails to respond to any claim or counterclaim, the party shall be deemed to deny the demand.
     (ii) Selection/Expense of Arbitrators. If the parties are unable to agree upon a single arbitrator, then each party shall select one (1) arbitrator and the two (2) selected arbitrators (the “Arbitrators”) shall select a third, neutral arbitrator (the “Neutral Arbitrator”). The Arbitrators and the Neutral Arbitrator shall serve as a panel of three (3) arbitrators who shall jointly decide all issues. The Neutral Arbitrator shall be a lawyer who has been engaged in the practice of law for at least ten (10) years with experience in commercial disputes in the commercial finance industry. The party selecting an Arbitrator shall pay all of the fees and expenses of that Arbitrator, in each case, and the fees and expenses of the Neutral Arbitrator shall be split by the parties, unless the Arbitration Award provides differently. If for any reason a Neutral

Arbitrator cannot be selected by agreement, the parties may petition a court of competent jurisdiction for the appointment of a Neutral Arbitrator.
     (iii) Location/Timing. The arbitration shall be held at a neutral location in New York, New York as soon as possible and in any event within ninety (90) calendar days after the selection of the sole arbitrator or Neutral Arbitrator, as the case may be.
     (iv) Discovery/Briefing and Presentation of Evidence. Each party shall have the right to engage in reasonable pre-arbitration discovery in the form of requests for production of documents and depositions as allowed by the arbitration panel. Presentation of the case shall include: opening statements, testimony of necessary witnesses, stipulated or properly authenticated documents and closing statements. Each party may compel existing employees of the opposing party to testify. No documents may be submitted as evidence unless the documents have been provided to the opposing party in advance of the arbitration as allowed by the arbitrators’ panel. Either party may demand that a transcript of the hearing be prepared. If such a demand is made, then the parties shall each pay one-half of the cost of the transcript.
     (v) Arbitration Award. The arbitration panel shall issue a reasoned decision in writing within thirty (30) days of the arbitration. New York law shall be used by the arbitration panel to decide all questions, claims or disputes, notwithstanding any choice of law provisions to the contrary. The arbitration panel shall have the authority to order the losing party to pay some or all of the fees and expenses of the arbitration proceeding to the prevailing party as part of the arbitration award (the “Arbitration Award”). The arbitration panel shall not have the authority to award any punitive damages to any party. The Arbitration Award shall be final and binding on the parties, except that either party may appeal as provided in the Federal Arbitration Act. The Arbitration Award may be enforced in any court having jurisdiction over the parties and the subject matter.
     (d) Court Proceedings. Any action or Proceeding permitted by the terms of this Agreement to be filed in a court, which action or Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Related Agreements, and any claims arising out of or related to this Agreement or any of the Related Agreements, shall be exclusively brought and litigated exclusively in a state or federal court having subject matter jurisdiction and located in New York, New York. For the purpose of any action or Proceeding instituted with respect to any claim arising out of or related to this Agreement or any of the Related Agreements, each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts having subject matter jurisdiction and located in New York, New York. Each party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens or lack of personal jurisdiction. Each party further irrevocably consents to the service of process out of such courts by the mailing of a copy thereof, by registered mail, postage prepaid, to the party and agrees that such service, to the fullest extent permitted by applicable laws, (i) shall be deemed in every respect effective service of process upon it in any suit, action or Proceeding arising out of or related to this Agreement or any of the Related Agreements and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of each party to serve process in any other manner permitted by applicable laws.
     Section 13.12. Specific Performance.
     (a) Sellers hereby agree and acknowledge that Purchaser and its Affiliates and subsidiaries may suffer irreparable damage in the event that any of the provisions of this Agreement are not performed by Sellers in accordance with their specific terms or are otherwise breached by Sellers, for which Purchaser shall not have an adequate remedy at law. Accordingly, Sellers agree that Purchaser shall be entitled to immediate injunctive relief in the form of a temporary restraining order, preliminary injunction and/or permanent injunction against Sellers to prevent Sellers from breaching this Agreement and to enforce specifically the terms and provisions hereof against Sellers in any court of the United States or any state having jurisdiction, this being in addition to any other remedy Purchaser may be entitled at law or in equity. Subject to the indemnification limitations set forth in Article VIII, Purchaser shall be entitled to recover from Sellers all costs, expenses and reasonable attorneys’ fees incurred by Purchaser in seeking either enforcement of this Agreement or damages for a breach hereof.
     (b) Purchaser hereby agrees and acknowledges that Sellers and their respective Affiliates and subsidiaries may suffer irreparable damage in the event that any of the provisions of this Agreement are not performed by Purchaser in accordance with their specific terms or are otherwise breached by Purchaser, for which Sellers shall not have an adequate remedy at law. Accordingly, Purchaser agrees that Sellers shall be entitled to immediate injunctive relief in the form of a temporary restraining order, preliminary injunction and/or permanent injunction against Purchaser to prevent Purchaser from breaching this Agreement and to enforce specifically the terms and provisions hereof against Purchaser in any court of the United States or any state having jurisdiction, this being in addition to any other remedy Sellers may be entitled at law or in equity. Subject to the indemnification limitations set forth in Article VIII, Sellers shall be entitled to recover from Purchaser all costs, expenses and reasonable attorneys’ fees incurred by Sellers in seeking either enforcement of this Agreement or damages for a breach hereof.
     Section 13.13. Waiver of Jury Trial. For any action or Proceeding which is permitted under this Agreement to be filed in a court, each party hereby expressly and irrevocably waives any right to a trial by jury in such action or Proceeding to the fullest extent permitted by applicable Law, including but not limited to those actions or Proceedings to enforce or defend any rights under or in connection with this Agreement or any of the Related Agreements or under any amendment, consent, waiver, instrument, document or agreement delivered or which may in the future be delivered in connection with any of them or arising from any relationship existing in connection with this Agreement or any of the Related Agreements. Each party agrees that in any such action or Proceeding, the matters shall be tried to a court and not to a jury.

     Section 13.14. Counterparts; Facsimile. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Facsimile transmission of a counterpart hereto shall constitute an original hereof.
     Section 13.15. Certain Understandings. Each of the parties hereto is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereto hereby acknowledges that the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“PURCHASER”

GREEN TREE SERVICING LLC

By:	/s/ Keith A. Anderson

Printed:	Keith A. Anderson
Title:	President

“SELLERS”

IRWIN UNION BANK AND TRUST COMPANY

By:	/s/ William I. Miller

Printed:	William I. Miller
Title:	President

IRWIN HOME EQUITY CORPORATION

By:	/s/ Gregory F. Ehlinger

Printed:	Gregory F. Ehlinger
Title:	Senior Vice President
Signature Page to Asset Purchase Agreement

LIST OF EXHIBITS

Exhibit A	Form of Subservicing Agreement (Multi-Transaction)

Exhibit B-1	List of Servicing Agreements (Primary)

Exhibit B-2	List of Servicing Agreements (Primary)

Exhibit C	List of Servicing Agreements (Primary)

Exhibits D	Form of Appointment and Assumption Agreement

Exhibit E	Form of Interim-Subservicing Agreement

Exhibit F	Form of Platform Bill of Sale

Exhibit G	Form of Platform Assignment and Assumption Agreement

Exhibit H	Form of Transitional Services Agreement

Exhibit I	Form of Limited Power of Attorney
Exhibits